UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Marsh & McLennan Companies, Inc.

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MARSH & McLENNAN
COMPANIES
2015
Notice of Annual Meeting and Proxy Statement

Important Notice Regarding the Availability of Proxy
Materials for the Marsh & McLennan Companies Annual
Meeting of Stockholders to Be Held on May 21, 2015:
This proxy statement and the Company’s 2014 Annual Report are available at http://proxy.mmc.com.

Notice of Annual Meeting of Stockholders and Proxy Statement

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Marsh & McLennan Companies, Inc. The meeting will be held at 10:00 a.m. on Thursday, May 21, 2015 at the Directors Guild of America, 110 West 57th Street, New York, NY 10019.

PURPOSE:

1.	To elect twelve (12) persons named in the accompanying proxy statement to serve as directors for a one-year term;

2.	To approve, by nonbinding vote, the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

4.	To conduct any other business that may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of all director nominees, “FOR” the approval of the compensation of our named executive officers and “FOR” the ratification of the selection of Deloitte & Touche LLP.

This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about March 27, 2015. These materials describe the matters being voted on at the annual meeting and contain certain other information. In addition, these materials are accompanied by a copy of the Company’s 2014 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2014. In these materials we refer to Marsh & McLennan Companies, Inc. as the “Company,” “we” and “our.”

Only stockholders of record as of close of business on March 23, 2015 may vote, in person or by proxy, at the annual meeting. If you plan to attend the meeting in person, you will need proof of record or beneficial ownership of the Company’s common stock as of that date in order to enter the meeting.

If you accessed this proxy statement through the Internet after receiving a Notice of Internet Availability of Proxy Materials, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

Whether or not you plan to attend the annual meeting, your vote is very important. We urge you to participate in electing directors and deciding the other items on the agenda for the annual meeting.

Carey Roberts

Deputy General Counsel & Corporate Secretary

March 27, 2015

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Voting Matters

	Page number for more information	Board vote recommendation
Election of Directors (Item 1)
To elect twelve (12) persons named in the accompanying proxy statement to serve as directors for a one-year term	13	FOR
Advisory (Nonbinding) Vote to Approve Named Executive Officer Compensation (Item 2)	21	FOR
To approve, by nonbinding vote, the compensation of our named executive officers
Ratification of Independent Auditor (Item 3)
To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm	56	FOR

Key Governance Policies and Practices

✓	Our chairman of the Board is an independent director and the roles of chairman and CEO have been separate since 2005

✓	All of our directors other than our CEO are independent (92% independent)

✓	All of our directors are elected annually

✓	Directors must receive a majority of the votes cast to be elected in uncontested elections

✓	Our by-laws allow holders of at least 20% of the voting power of the Company’s outstanding common stock to call a special meeting

✓	Executive sessions of independent directors at every regularly scheduled meeting

✓	Stock ownership guidelines for directors and senior executives

✓	Prohibition on hedging transactions by directors and employees, including senior executives

✓	No current pledges of Company stock and requirement that directors and senior executives obtain pre-approval for any proposed pledging

i          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Proxy Summary (Continued)

Key Executive Compensation Policies and Practices

✓	Independent compensation consultant to the Compensation Committee

✓	High percentage of variable (‘‘at risk’’) pay for our senior executives

✓	Long-term incentive compensation for our senior executives is delivered predominantly in stock options and performance stock unit awards, the value of which is contingent on stock price appreciation or achievement of specific Company financial objectives

✓	Clawback policies for senior executive annual bonus awards and for equity-based compensation

✓	Severance protections for our senior executives, including our CEO, are at a 1x multiple of base salary and bonus

✓	“Double-trigger” vesting of equity-based awards and payment of severance benefits following a change in control of the Company

✓	No golden parachute excise tax gross-ups upon a change in control of the Company

✓	Mitigation of the potential dilutive effect of equity-based awards through our share repurchase program

✓	Annual advisory vote on named executive officer compensation by stockholders and strong stockholder support of the executive compensation program (97% in 2014 and 95% in 2013)

Highlights of Our 2014 Performance

In 2014, we continued to execute on our long-term strategy and financial objectives.

•	Our total stockholder return for 2014 was 20.9% vs. 13.7% for the S&P 500®.

•	Our adjusted earnings per share growth was 13.7%*, exceeding our long-term growth target.

•	We delivered 5% growth in underlying revenue while limiting underlying expense growth, leading to enhanced profitability for both the Risk and Insurance and Consulting segments for the fifth consecutive year.

•	We increased our quarterly dividend by 12.0%, from $0.25 to $0.28 per share, beginning in the third quarter of 2014.

•	We also increased our share repurchase program, allowing us to buy back up to $2 billion in additional shares of our common stock. During 2014, we used approximately $800 million in cash to repurchase approximately 15.5 million shares of our common stock, reducing our outstanding common stock by approximately 7 million shares on a net basis.

*	For a reconciliation of non-GAAP measures to GAAP measures, please see Exhibit A.

Highlights of Our 2014 Executive Compensation

•	Our strong performance with respect to financial and strategic objectives for the year led to above-target bonuses for our named executive officers.

•	The payout for our performance stock unit awards granted in 2012 was 200% of target. This result was based on the achievement of 13.6% three-year core net operating income growth compared to the 10% long-term target for the awards.

•	Our equity run rate** in 2014 was 0.5%. In addition, shares repurchased during the year more than offset the increase in shares attributed to the exercise of stock options and the distribution of shares for stock units from previously granted equity-based awards.

•	For 2015, we changed the performance measure for our performance stock unit awards and the financial performance measure used for corporate senior executives in the annual bonus program. We also established a new peer group for executive compensation purposes.

**	“Equity run rate” means the number of shares of our common stock underlying equity-based awards granted plus the number of shares of our common stock underlying equity-based awards assumed upon an acquisition (if any), divided by the weighted average number of shares of our common stock outstanding for the year.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          ii

              Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Corporate Governance

We describe key features of the Company’s corporate governance environment below and in the next section of this proxy statement, captioned “Board of Directors and Committees.” Our key corporate governance materials are available online at http://www.mmc.com/about/governance.php.

Overview

Our Board of Directors currently has thirteen (13) members, including Lord Lang, our independent chairman, and Daniel S. Glaser, our President and Chief Executive Officer. Mr. Glaser is the only member of management serving on the Board. As described in more detail under “Board of Directors and Committees,” our Board maintains an Audit Committee, a Compensation Committee, a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee.

Enhanced Corporate Governance Environment

The Company is committed to best practices in corporate governance. Highlights of our enhanced corporate governance environment are described below.

BOARD STRUCTURE

•	Board Independence. All of the Company’s directors are independent, with the exception of our CEO, who is the only member of management serving on the Board.

•	Independent Chairman. The Company maintains separate roles of chief executive officer and chairman of the Board as a matter of policy. An independent director acts as chairman of the Board.

•	Offer to Resign upon Change in Circumstances. Pursuant to our Governance Guidelines, any director undergoing a significant change in personal or professional circumstances must offer to resign from the Board.

ELECTION OF DIRECTORS/RIGHT OF STOCKHOLDERS TO CALL SPECIAL MEETINGS

•	Majority Voting in Director Elections. The Company’s by-laws provide that, in uncontested elections, director candidates must be elected by a majority of the votes cast. Each director candidate has previously tendered an irrevocable resignation that will be effective upon his or her failure to receive the requisite votes and the Board’s acceptance of such resignation.

•	Stockholder Right to Call Special Meetings. The Company’s by-laws allow holders of record of at least twenty percent (20%) of the voting power of the Company’s outstanding common stock to call a special meeting.

STOCKHOLDER RIGHTS PLAN

•	Expiration of Poison Pill. The Board allowed a prior Rights Agreement to expire without renewal.

DECLASSIFICATION OF BOARD

•	Annual Election of Directors. The Company’s charter provides for the annual election of directors.

COMPENSATION PRACTICES

•	Compensation Structure for Independent Directors. The Company’s director compensation structure is transparent to investors and does not provide for meeting fees or retainers for non-chair committee membership.

•	Cap on Executive Severance Payments. The Company is required as a matter of policy to obtain stockholder approval for severance agreements with certain senior executives that provide for cash severance that exceeds 2.99 times his or her base salary and three-year average annual bonus award.

•	“Double-Trigger” Condition for Vesting of Equity-Based Awards following a Change in Control. Our outstanding and unvested equity-based awards contain a “double-trigger” vesting provision, which requires both a change in control of the Company followed by a specified termination of employment in order for vesting to be accelerated.

•	“Clawback” Policies. The Company may as a matter of policy recoup (or “claw back”) certain executive bonuses in the event of misconduct leading to a financial restatement. Also, our 2011 Incentive and Stock Award Plan allows the Company to “claw back” outstanding or already settled equity-based awards.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          1

Corporate Governance (Continued)

EQUITY OWNERSHIP AND HOLDING REQUIREMENTS

•	Senior Executive Equity Ownership and Holding Requirements. The Company maintains equity ownership standards requiring senior executives to hold shares or stock units of our common stock with a value equal to a multiple of base salary. Senior executives are required to hold shares of the Company’s common stock acquired in connection with equity-based awards until they reach their ownership multiple and may not sell any shares of the Company’s common stock unless they maintain their ownership multiple.

•	Director Equity Ownership and Holding Requirements. Directors are required to acquire over time, and thereafter hold (directly or indirectly), shares or stock units of our common stock with a value equal to at least five times the Board’s basic annual retainer, or $550,000. Directors may not sell shares of the Company’s common stock until this ownership threshold is attained.

Guidelines for Corporate Governance

Our Guidelines for Corporate Governance (our “Governance Guidelines”) are the means by which the Company and the Board of Directors formally express many of our governance policies. The Governance Guidelines are posted on our website at http://www.mmc.com/content/dam/mmc-web/Files/corp-gov/Guidelines_for_Corporate_Governance.pdf.

The Governance Guidelines summarize certain policies and practices designed to assist the Board in fulfilling its fiduciary obligations to the Company’s stockholders, including the following (parenthetical references are to the relevant section of the Governance Guidelines):

•	Specific Board functions (Section B), such as:

•	selecting, regularly evaluating the performance of, and approving the compensation paid to, the CEO;

•	providing oversight and guidance regarding the selection, evaluation, development and compensation of other senior executives;

•	planning for CEO and other senior management succession;

•	reviewing, monitoring and, where appropriate, approving the Company’s strategic and operating plans, fundamental financial objectives and major corporate actions;

•	assessing major risks facing the Company and reviewing enterprise risk management programs and processes;

•	overseeing the integrity of the Company’s financial statements and financial reporting processes;

•	reviewing processes that are in place to maintain the Company’s compliance with applicable legal and ethical standards; and

•	reviewing and monitoring the effectiveness of the Company’s corporate governance practices.

•	Succession planning and management development. (Section C)

•	Director qualification standards and director independence. (Sections D.2 and D.3)

•	Limits on other public company board service. (Section D.5)

•	Majority voting in director elections. (Section E.3)

•	Resignation and retirement requirements for independent directors. (Section E.6)

•	Separation of independent chairman and CEO. (Section F.2)

•	Executive sessions of independent directors at every in-person meeting of the Board. (Section H.3)

•	Board access to management and professional advisors. (Section I)

•	Director and senior management stock ownership requirements. (Sections K.2 and K.3)

•	Annual Board and committee evaluations. (Section L)

•	Policy on interested stockholder transactions. (Section O)

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Corporate Governance (Continued)

Director Independence

The Board has determined that all directors other than Mr. Glaser are independent. Therefore, the Board has satisfied its objective that a substantial majority of the Company’s directors be independent of management.

For a director to be considered “independent,” the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. The Board has established categorical standards to assist it in making determinations of director independence. These standards conform to, or are more exacting than, the independence requirements provided in the New York Stock Exchange (“NYSE”) listed company rules. The Company’s director independence standards are set forth as Annex A to our Governance Guidelines.

All members of the Audit, Compensation and Directors and Governance Committees must be independent directors as defined by the Company’s Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) and NYSE independence requirement, which provides that they may not be affiliates and may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their directors’ compensation. The Board evaluated each member of the Compensation Committee under the additional NYSE compensation committee member standards and also determined that these members qualify as “non-employee directors” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as “outside directors” (as defined in Section 162(m) of the Internal Revenue Code). Under our Governance Guidelines, if a director whom the Board has deemed independent has a change in circumstances or relationships that might cause the Board to reconsider that determination, he or she must immediately notify the chairman of the Board and the chair of the Directors and Governance Committee.

Codes of Conduct

Our reputation is fundamental to our business. The Company’s directors and officers and other employees are expected to act ethically at all times. To provide guidance in this regard, the Company has adopted a Code of Conduct, The Greater Good, which applies to all of the above individuals. The Greater Good has been distributed in hard copy to the Company’s employees, accompanied by a comprehensive training and communication effort. The Company has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer and controller. Both of these codes are posted on the Company’s website at http://www.mmc.com, and print copies are available to any stockholder upon request. We will disclose any amendments to, or waivers of, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers on our website within four business days.

Review of Related-Person Transactions

The Company maintains a written Policy Regarding Related-Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between the Company and related persons. The policy is administered by the Directors and Governance Committee with assistance from the Company’s Corporate Secretary.

In determining whether to approve or ratify a related-person transaction, the Directors and Governance Committee will review the facts and circumstances it considers relevant. These may include: the commercial reasonableness of the terms of the transaction; the benefits of the transaction to the Company; the availability of other sources for the products or services involved in the transaction; the materiality and nature of the related person’s direct or indirect interest in the transaction; the potential public perception of the transaction; and the potential impact of the transaction on any director’s independence. The Directors and Governance Committee will approve or ratify a related-person transaction only if the Committee, in its sole good faith discretion based on the facts and circumstances it considers relevant, determines that the related-person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

If the Directors and Governance Committee determines not to approve or ratify a related-person transaction, the transaction shall not be entered into or continued, as the case may be. No member of the Directors and Governance Committee will participate in any review or determination with respect to a related-person transaction if the Committee member or any of his or her immediate family members is the related person.

See the discussion under “Transactions with Management and Others” on page 60.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          3

Corporate Governance (Continued)

Communicating Concerns Regarding Accounting Matters

The Audit Committee of the Board of Directors has established procedures to enable anyone who has a concern about the Company’s accounting, internal accounting controls or auditing practices to communicate that concern directly to the Audit Committee. These communications, which may be made on a confidential or anonymous basis, may be submitted in writing, by telephone or online as follows:

By mail to:

Marsh & McLennan Companies, Inc.

Audit Committee of the Board of Directors

c/o Carey Roberts—Corporate Secretary

1166 Avenue of the Americas, Legal Department

New York, New York 10036-2774

By telephone or online:

Go to this website for dialing instructions or to raise a concern online:

http://www.ethicscomplianceline.com

Further details of the Company’s procedures for handling complaints and concerns of employees and other interested parties regarding accounting matters are posted on our website at http://www.mmc.com/about/governance.php.

Company policy prohibits retaliation against anyone who raises a concern in good faith.

Communicating with Directors

Holders of the Company’s common stock and other interested parties may send communications to the Board of Directors, the independent chairman, any of the directors or the independent directors as a group by mail (addressed to Carey Roberts—Corporate Secretary, at the address shown above), online at http://www.ethicscomplianceline.com or by telephone (dialing instructions can be found at http://www.ethicscomplianceline.com). Items unrelated to the directors’ duties and responsibilities as Board members may be excluded by the Corporate Secretary, including solicitations and advertisements, junk mail, product-related communications, surveys and job referral materials such as resumes.

4          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Board of Directors and Committees

Board Composition, Leadership and Size

At the 2015 annual meeting, stockholders will vote on the election of twelve (12) directors. Lord Lang is currently the Board’s independent chairman. The only member of management who serves on the Board is Daniel S. Glaser, the Company’s President and Chief Executive Officer. The position of chairman of the Board has been held by an independent director since 2005. The Board believes that this currently is the best leadership structure for the Company. The Board will continue to periodically evaluate whether the structure is in the best interests of stockholders.

Director Qualifications and Nomination Process

As provided in our Governance Guidelines, all directors must demonstrate the highest standards of ethics and integrity, must be independent thinkers with strong analytical ability and must be committed to representing all of the Company’s stockholders rather than any particular interest group. In addition to the foregoing characteristics, the Board evaluates each prospective director candidate by reference to the following criteria: (i) the candidate’s personal and professional reputation and background; (ii) the candidate’s industry knowledge; (iii) the candidate’s experience with businesses or other organizations comparable to the Company in terms of size or complexity; (iv) the interplay of the candidate’s skills and experience with those of the incumbent directors; (v) the extent to which the candidate would provide substantive expertise that is currently sought by the Board or any committees of the Board; (vi) the candidate’s ability to commit the time necessary to fulfill a director’s responsibilities; (vii) relevant legal and regulatory requirements and evolving best practices in corporate governance; and (viii) any other criteria the Board deems appropriate.

The Board, taking into account the recommendation of the Directors and Governance Committee, is responsible for nominating a slate of director candidates for election at the Company’s annual meeting of stockholders. The Board has delegated to the Directors and Governance Committee the authority, when circumstances so warrant, to identify, screen and recommend to the Board potential new director candidates and to engage one or more search firms to assist the Committee with respect thereto. The Directors and Governance Committee periodically reviews with the Board the skills and characteristics to be sought in any new director candidates, as well as the overall composition and structure of the incumbent Board. The Committee has a longstanding commitment to maintaining a diverse and inclusive Board, and when seeking new director candidates, takes into account such factors as the Board’s current mix of skills, backgrounds and experience, as well as the gender, racial, ethnic and cultural diversity of each potential candidate.

Stockholder Nominations for Director Candidates

The Directors and Governance Committee will consider director candidates recommended by stockholders if the recommendation is submitted in writing at the address below. As described in Article II of the Company’s by-laws, stockholders may submit nominations of persons for election as directors of the Company at an annual meeting of stockholders provided that the proposing stockholder is a stockholder of record both at the time the nomination is submitted and at the time of the annual meeting, is entitled to vote at the annual meeting and complies with the notice procedures set forth in Section 2.10 of the by-laws. The notice of nomination must meet certain guidelines as to timeliness and form and be delivered to the Company’s Corporate Secretary at our principal executive offices:

Marsh & McLennan Companies, Inc.

Attn: Directors and Governance Committee

c/o Carey Roberts—Corporate Secretary

1166 Avenue of the Americas

New York, New York 10036-2774

The director nomination notice must include certain information regarding the director nominee, the proposing stockholder and any associate of the proposing stockholder (such as the beneficial ownership of shares owned of record by the proposing stockholder), including regarding ownership of our common stock and of derivatives of our securities. With respect to the director nominee, the notice must include the information required to be disclosed in a proxy statement with respect to any candidates for election as directors, including a nominee’s written consent to be named in the proxy statement as a nominee and to serve as director of the Company if elected. The notice also must be accompanied by a letter from the nominee containing certain representations regarding the nominee’s independence and compliance with the Company’s publicly disclosed corporate governance and other policies and guidelines.

See the discussion under “Submission of Stockholder Proposals and Other Items of Business for 2016 Annual Meeting” on page 65.

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Board of Directors and Committees (Continued)

Director Election Voting Standard

The Company’s by-laws provide that, in an uncontested election of directors (i.e., where the number of nominees does not exceed the number of directors to be elected), a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board.

In connection with the Company’s majority voting standard for director elections, the Board has adopted the following procedures, which are set forth more fully in Section E.3 of our Governance Guidelines:

•	The Board shall nominate for election only director candidates who agree to tender to the Board an irrevocable resignation that will be effective upon (i) a director’s failure to receive the required number of votes for reelection at the next meeting of stockholders at which he or she faces reelection and (ii) the Board’s acceptance of such resignation.

•	Following a meeting of stockholders at which an incumbent director who was a nominee for reelection does not receive the required number of votes for election, the Directors and Governance Committee shall make a recommendation to the Board as to whether to accept or reject such director’s resignation. Within 90 days following the certification of the election results, the Board shall decide whether to accept or reject the director’s resignation and shall publicly disclose that decision and its rationale.

•	If the Board accepts a director’s resignation, the Directors and Governance Committee will recommend to the Board whether to fill the resultant vacant Board seat or reduce the size of the Board.

Attendance

The Board held 11 meetings, including telephonic meetings, during 2014. The average attendance by directors at meetings of the Board and its committees held during 2014 was approximately 93%. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Board’s policy is to have all directors attend annual meetings of stockholders. All directors were present at the 2014 annual meeting.

Retirement

Our Governance Guidelines require our independent directors to retire no later than at the annual meeting of stockholders following their 75th birthday. Any director who is an employee of the Company resigns from the Board when his or her employment ends.

Executive Sessions

Our independent directors meet in executive session without management at regularly scheduled in-person Board meetings. The independent chairman of the Board presides at these meetings.

Risk Oversight

It is the responsibility of the Company’s senior management to assess and manage our exposure to risk and to bring to the Board of Directors’ attention the most material risks facing the Company. The Board oversees risk management directly and through its committees. The Audit Committee regularly reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and control such exposures. The Directors and Governance Committee considers risks related to CEO succession planning and the Compensation Committee considers risks relating to the design of executive compensation programs and arrangements. See below for additional information about the Board’s committees.

Committees

Our Board maintains an Audit Committee, a Compensation Committee, a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee to assist the Board in discharging its responsibilities. The Board previously maintained a Compliance and Risk Committee as a subcommittee of the Audit Committee. In March 2014, the Compliance and Risk Committee was folded into the Audit Committee. Following each committee meeting, the respective committee chair reports the highlights of the meeting to the full Board.

Membership on each of the Audit, Compensation and Directors and Governance Committees is limited to independent directors as required by the Company, the listing standards of the NYSE and the SEC’s independence rules. The charters for these committees can be viewed on our website at http://www.mmc.com/about/governance.php.

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Board of Directors and Committees (Continued)

The table below indicates committee assignments for 2014 and the number of times each committee met in 2014:

Director (1)	Audit	Compensation	Directors and Governance	Finance	Corporate Responsibility	Executive
Oscar Fanjul		X		X(chair)		X
Daniel S. Glaser				X		X
H. Edward Hanway		X(chair)		X		X
Lord Lang		X	X	X		X(chair)
Elaine La Roche	X
Steven A. Mills		X	X
Bruce P. Nolop	X			X	X
Marc D. Oken	X(chair)			X		X
Morton O. Schapiro		X	X(chair)			X
Adele Simmons (2)			X		X(chair)
Lloyd M. Yates	X				X
R. David Yost		X			X
2014 Meetings	10	6	6	6	5	0

(1)	Zachary W. Carter is not included in this table because he resigned as a director on January 17, 2014, after being named New York City’s Corporation Counsel. Mr. Carter was a member of the Audit committee and the chair of the Compliance and Risk Committee, which was a subcommittee of the Audit Committee, and he attended one meeting of each committee in 2014. The other members of the Compliance and Risk Committee, Ms. La Roche, Mr. Nolop and Mr. Yates, attended the committee’s two meetings in 2014, and Mr. Oken chaired the March 2014 committee meeting. Maria Silvia Bastos Marques is not included in this table because she was appointed to the Board on March 19, 2015.
(2)	Adele Simmons will retire from the Board effective as of the 2015 annual meeting. She is not standing for re-election.

AUDIT COMMITTEE

The Audit Committee is charged with assisting the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of the Company’s internal audit function;

•	compliance by the Company with legal and regulatory requirements; and

•	enterprise risk management programs and processes.

The Audit Committee selects, oversees and approves, pursuant to a pre-approval policy, all services to be performed by our independent registered public accounting firm. The Company’s independent registered public accounting firm reports to the Audit Committee.

All members of the Audit Committee are “financially literate,” as required by the NYSE and determined by the Board. The Board has determined that Bruce P. Nolop, Marc D. Oken and Lloyd Yates have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert.”

COMPENSATION COMMITTEE

Among other things, the Compensation Committee:

•	evaluates the performance and determines the compensation of our chief executive officer;

•	reviews and approves the compensation of our other senior executives; and

•	oversees the Company’s incentive compensation plans for our chief executive officer and other senior executives and equity-based plans and discharges the responsibilities of the Committee set forth in these plans.

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Board of Directors and Committees (Continued)

Meeting Schedule.  The Compensation Committee met six times in 2014, including a half-day meeting in February to complete its annual review of, and make decisions on, executive compensation. Decisions relating to significant matters are usually presented to the Compensation Committee and discussed at more than one meeting to allow for full consideration of the implications and possible alternatives before a final decision is made. The Compensation Committee receives support from its independent compensation consultant and the Company’s management, including the Company’s human resources staff, as described below.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to the chair of the Compensation Committee or a subcommittee of the Compensation Committee. If necessary, the chair is authorized to take action on behalf of the Compensation Committee between its regularly scheduled meetings, within prescribed guidelines. If any such action is taken, the chair reports such action to the Compensation Committee at its next regularly scheduled meeting.

Independent Compensation Consultant.  The Compensation Committee has engaged Pay Governance LLC as its independent compensation consultant to provide support to the Compensation Committee. The independent compensation consultant advises the Compensation Committee in performing its duties and makes recommendations to the Compensation Committee regarding our executive compensation program. The independent compensation consultant reports directly to the Compensation Committee and provides advice and analysis solely to the Compensation Committee. The independent compensation consultant supports the Compensation Committee by:

•	participating by invitation in meetings, or portions of meetings, of the Compensation Committee to advise the Compensation Committee on specific matters that arise;

•	offering objective advice regarding the compensation and policy recommendations presented to the Compensation Committee by the Company’s management, including senior members of the Company’s human resources staff; and

•	supplying data regarding the compensation practices of comparable companies.

The Compensation Committee requested and received advice from the independent compensation consultant with respect to all significant matters addressed by the Compensation Committee during 2014. Except for the services provided to the Compensation Committee, neither the individual compensation consultant nor Pay Governance LLC nor any of its affiliates provided any services to the Company or its affiliates in 2014.

The Compensation Committee assessed the work of Pay Governance LLC during 2014 pursuant to SEC rules and concluded that Pay Governance’s work did not raise any conflict of interest.

Company Management.  The Company’s management, including the Company’s human resources staff, supports the Compensation Committee by:

•	developing meeting agendas in consultation with the chair of the Compensation Committee and preparing background materials for Compensation Committee meetings;

•	making recommendations to the Compensation Committee on the Company’s compensation philosophy, governance initiatives and short-term and long-term incentive compensation design, including by providing input regarding the individual performance component of annual bonus awards, as discussed in the Compensation Discussion and Analysis beginning on page 22; and

•	responding to actions and initiatives proposed by the Compensation Committee.

In addition, our President and Chief Executive Officer provides recommendations with respect to the compensation of our other senior executives.

Our President and Chief Executive Officer, senior members of the Company’s human resources staff and internal legal counsel attended Compensation Committee meetings when invited but were not present for executive sessions or for any discussion of their own compensation.

Timing and Procedures of Equity-Based Compensation Awards.  Annual awards under our long-term incentive compensation program are approved at a prescheduled meeting of the Compensation Committee each February and, consistent with our historical practice, are granted on that same date.

In addition, the Compensation Committee periodically grants restricted stock unit awards to new hires and to continuing executives for increased responsibilities that accompany changes in position and for retention purposes. These awards are approved at prescheduled meetings of the Compensation Committee. The Compensation Committee has also

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Board of Directors and Committees (Continued)

authorized our President and Chief Executive Officer to make such awards to individuals who are not senior executives, subject to prescribed limitations. These awards are granted on the first calendar day of the month following approval of the award by the Compensation Committee or our President and Chief Executive Officer, as applicable. In the event that an award is approved prior to an individual’s start date with the Company, the award will be granted on the first calendar day of the first month on or following the individual’s start date.

Equity-based awards are typically denominated as a dollar value and then converted into a number of performance stock units, restricted stock units or stock options. The number of performance stock units or restricted stock units is determined based on the grant date fair value of the Company’s common stock, which is defined as the average of the high and low trading prices of the Company’s common stock on the trading day immediately preceding the grant date. The number of stock options is determined based on the grant date fair value of a stock option to purchase a share of the Company’s common stock. The grant date fair value of stock options is determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Stock options have an exercise price equal to the average of the high and low trading prices of the Company’s common stock on the trading day immediately preceding the grant date. We believe that our equity-based compensation grant procedures effectively protect against the manipulation of grant timing for employee gain.

The Company’s human resources staff periodically monitors, and updates the Compensation Committee on, the use of shares of the Company’s common stock for equity-based awards and the number of shares available for future awards under our equity-based compensation plans. As part of the process of granting annual long-term incentive compensation, the Compensation Committee considers share use and equity run rate (as defined in “2014 Highlights” on page 22) so that annual long-term incentive awards, and the extent to which shares of the Company’s common stock are used for those awards, are maintained at a reasonable level.

DIRECTORS AND GOVERNANCE COMMITTEE

The Directors and Governance Committee’s duties and responsibilities include, among other things:

•	assisting the Board by identifying, considering and recommending, consistent with criteria approved by the Board, qualified candidates for election as Directors, including the slate of Directors to be nominated by the Board for election at the Company’s annual meeting of stockholders,

•	recommending to the Board nominees for each Board committee,

•	overseeing the development and implementation of succession planning for the Company’s chief executive officer and

•	developing and recommending to the Board the Governance Guidelines applicable to the Company, including taking a leadership role in shaping the corporate governance of the Company.

FINANCE COMMITTEE

The Finance Committee reviews and makes recommendations to the Board concerning, among other matters, the Company’s capital structure, capital management and methods of corporate finance (including proposed issuances of securities or other financing transactions) and proposed acquisitions, divestitures or other strategic transactions.

CORPORATE RESPONSIBILITY

The Corporate Responsibility Committee reviews the Company’s responsibilities and activities as a corporate citizen. In particular, the committee is charged with identifying and analyzing sustainability, government relations and social responsibility issues and trends, nationally and internationally, that may be relevant to the Company’s business positioning, employee involvement and engagement, diversity initiatives or brand, and with making related recommendations to the Board as appropriate.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act for the full Board during the intervals between Board meetings, except with respect to matters that, under Delaware law or the Company’s by-laws, may not be delegated to a committee of the Board. The Executive Committee meets as necessary, with all actions taken by the Committee reported at the next Board meeting.

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Board of Directors and Committees (Continued)

Director Compensation

EXECUTIVE DIRECTORS

Executive directors (currently only Mr. Glaser) receive no compensation for their service as directors.

INDEPENDENT DIRECTORS

In 2014, the Board reviewed the independent director compensation arrangements, which had been unchanged since 2012, and requested and received advice from an independent consulting firm, Pay Governance LLC. The Board’s compensation year runs from June 1 through May 31. The Board revised the Company’s independent director compensation arrangements effective as of June 1, 2014, at the start of the current compensation year. These revisions are summarized in the table below.

Elements of Independent Director Compensation

Element of Compensation	2013 Board Compensation Year (June 1, 2013—May 31, 2014)	2014 Board Compensation Year (June 1, 2014—May 31, 2015)
Basic Annual Retainer for All Independent Directors	$100,000 in cash	$110,000 in cash
Supplemental Annual Retainer for Independent Chairman of the Board	$200,000 in cash	Unchanged
Supplemental Annual Retainer for Chair of • Audit Committee • Compensation Committee	$25,000 in cash	Unchanged
Supplemental Annual Retainer for Chair of Committees other than Audit and Compensation	$15,000 in cash	Unchanged
Annual Stock Grant (June 1 of each year) for Independent Directors under the Company’s Directors’ Stock Compensation Plan	Number of shares having a grant date market value of $120,000	Number of shares having a grant date market value of $140,000
Stock Ownership Guidelines	5 times Basic Annual Retainer	Unchanged

The basic annual retainer and the supplemental retainers are paid quarterly for pay periods ending on August 15, November 15, February 15 and May 15. Under the terms of the Company’s Directors’ Stock Compensation Plan, independent directors may elect to receive these retainer amounts in cash, the Company’s common stock or a combination thereof and may defer receipt of all or a portion of any compensation to be paid in the form of the Company’s common stock until a specified future date. Independent directors are also eligible to participate in the Company’s matching-gift program for certain charitable gifts to educational institutions.

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Board of Directors and Committees (Continued)

2014 Independent Director Compensation

The table below indicates total compensation received by independent directors for service on the Board and its committees during fiscal 2014:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Zachary W. Carter (4)	19,588	—	—	19,588
Oscar Fanjul	120,000	140,000	—	260,000
H. Edward Hanway	130,000	140,000	—	270,000
Lord Lang	305,000	140,000	—	445,000
Elaine La Roche	105,000	140,000	—	245,000
Steven A. Mills	105,000	140,000	—	245,000
Bruce P. Nolop	105,000	140,000	1,000	246,000
Marc D. Oken	130,000	140,000	—	270,000
Morton O. Schapiro	120,000	140,000	5,000	265,000
Adele Simmons	120,000	140,000	5,000	265,000
Lloyd M. Yates	105,000	140,000	—	245,000
R. David Yost	105,000	140,000	5,000	250,000

(1)	The amounts in this “Fees Earned or Paid in Cash” column reflect payments of the basic annual retainer and any supplemental retainer made during fiscal 2014, as set forth in more detail below. For fiscal year 2014, independent directors received quarterly basic annual retainer payments of $25,000 in each of February and May 2014 ($50,000) and $27,500 in each of August and November 2014 ($55,000). The chairs of the Audit and Compensation Committees each received $25,000 for such service, and the chairs of committees other than Audit and Compensation each received $15,000 for such service. The committee chairs compensated during fiscal year 2014 were: Mr. Carter (Compliance and Risk), Mr. Fanjul (Finance), Mr. Hanway (Compensation), Mr. Oken (Audit), Mr. Schapiro (Directors and Governance) and Ms. Simmons (Corporate Responsibility). Lord Lang received $200,000 for his service as the independent chairman of the Board. Committee members other than the chairs receive no additional compensation for service on a committee.

	2013 Board Compensation Year (June 1, 2013— May 31, 2014)		2014 Board Compensation Year (June 1, 2014— May 31, 2015)		Total ($)
Fiscal 2014 Annual Retainers	February 2014 ($)	May 2014 ($)	August 2014 ($)	November 2014 ($)
Basic Annual Retainer	25,000	25,000	27,500	27,500	105,000
Supplemental Annual Retainer for Chair of • Audit Committee • Compensation Committee	6,250	6,250	6,250	6,250	25,000
Supplemental Annual Retainer for Chair of Committees other than Audit and Compensation	3,750	3,750	3,750	3,750	15,000
Supplemental Annual Retainer for Independent Chairman of the Board	50,000	50,000	50,000	50,000	200,000

Mr. Mills elected to receive his quarterly payments in the form of the Company’s common stock. Mr. Schapiro elected to receive 30% of his quarterly payments ($36,000) in the form of the Company’s common stock on a deferred basis. Mr. Yost elected to receive his quarterly payments in the form of the Company’s common stock on a deferred basis. All of the other independent directors received these amounts in cash.

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Board of Directors and Committees (Continued)

(2)	This column reflects the award of 2,792 shares of the Company’s common stock to each independent director on June 1, 2014. The shares awarded to each director had an aggregate grant date fair value of $140,000, based on a per share price of $50.14, which was the average of the high and low prices on May 30, 2014, the trading day immediately preceding the grant. The amounts shown in this column constitute the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2014, in accordance with FASB ASC Topic 718. Mr. Schapiro, Ms. Simmons and Mr. Yost elected to defer receipt of all of the shares awarded to them.

As of December 31, 2014, the aggregate number of deferred shares held for the account of each current independent director who has previously elected to defer shares was as follows: Mr. Schapiro, 51,747 shares; Ms. Simmons, 67,935 shares; and Mr. Yost, 9,123 shares. Dividend equivalents on these deferred shares are reinvested into additional deferred shares for the account of the independent director.

(3)	The Company maintains a matching gift program for employees and directors, pursuant to which the Company matches, on a dollar-for-dollar basis, charitable contributions to certain educational institutions up to a total of $5,000 per employee or director in any one year. The amounts shown in the table represent the Company’s matching contribution to educational institutions pursuant to this program.

(4)	Mr. Carter resigned as a director on January 17, 2014, after being named New York City’s Corporation Counsel. Pursuant to an agreement between Mr. Carter and the law firm of Dorsey & Whitney LLP, Mr. Carter’s cash compensation was paid directly to the firm, in which he was a partner through January 2014. Mr. Carter was the chair of the Compliance and Risk Committee, a subcommittee of the Audit Committee. In March 2014, the Compliance and Risk Committee was folded into the Audit Committee.

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Election of Directors

Item 1 — Election of Directors

At the 2015 annual meeting, stockholders will vote on the election of the twelve (12) nominees listed below—Oscar Fanjul, Daniel S. Glaser, H. Edward Hanway, Lord Lang, Elaine La Roche, Maria Silvia Bastos Marques, Steven A. Mills, Bruce P. Nolop, Marc D. Oken, Morton O. Schapiro, Lloyd M. Yates and R. David Yost—for a one-year term. Adele Simmons, one of our incumbent directors, will be retiring from the Board effective as of the 2015 annual meeting, so she is not standing for re-election. Ms. Marques was appointed to the Board on March 19, 2015, and she appears on the ballot for the first time. Ms. Marques was initially identified as a potential director by a search firm and recommended for nomination by the Directors and Governance Committee.

The Board has nominated each of these individuals to serve until the 2016 annual meeting. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce its size. Each director holds office until his or her successor has been duly elected and qualified or his or her earlier resignation, death or removal.

In nominating the following slate of director candidates for election at the Company’s annual meeting of stockholders, the Board has evaluated each nominee by reference to the criteria described above on page 5 under the heading “Director Qualifications and Nomination Process.” In addition, the Board evaluates each individual director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our businesses and represent stockholder interests.

The following section contains information provided by the nominees about their principal occupations, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the Company.

The Board of Directors recommends that you vote FOR

the following Directors:

Oscar Fanjul Compensation Committee Executive Committee Finance Committee (Chair)	Director since 2001

Mr. Fanjul, age 65, is Vice Chairman of Omega Capital, a private investment firm in Spain. Mr. Fanjul is the Founding Chairman and former Chief Executive Officer of Repsol. Mr. Fanjul is a Director of Acerinox and Lafarge (Vice Chairman). He is a Trustee of the Amigos del Museo del Prado Foundation. Mr. Fanjul is a former Director of Unilever, the London Stock Exchange and Areva.

We believe Mr. Fanjul’s qualifications to sit on our Board of Directors and chair our Finance Committee include his extensive experience in various international markets with global companies and his understanding of global business practices.

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Election of Directors (Continued)

Daniel S. Glaser Executive Committee Finance Committee	Director since 2013

Daniel S. Glaser, age 54, is President and Chief Executive Officer of Marsh & McLennan Companies. Prior to assuming this role in January 2013, Mr. Glaser served as Group President and Chief Operating Officer of Marsh & McLennan Companies from April 2011 through December 2012, with strategic and operational oversight of both the Risk and Insurance Services and the Consulting segments of the Company. Mr. Glaser rejoined Marsh in December 2007 as Chairman and Chief Executive Officer of Marsh Inc. after serving in senior positions in commercial insurance and insurance brokerage in the United States, Europe and the Middle East. He began his career at Marsh 30 years ago. Mr. Glaser was named Chairman of the Federal Advisory Committee on Insurance (FACI) in August 2014. FACI, which comprises experts from business, academia and consumer advocacy groups, as well as state insurance regulators, was formed in 2011 to provide advice to the Federal Insurance Office. He also serves on the International Advisory Board of BritishAmerican Business and is a member of the Board of Trustees for The Institutes (American Institute for CPCU), the Insurance Information Institute and Ohio Wesleyan University.

As the only member of the Company’s management team on the Board, Mr. Glaser’s presence on the Board provides directors with direct access to the Company’s chief executive officer and helps facilitate director contact with other members of the Company’s senior management.

H. Edward Hanway Compensation Committee (Chair) Executive Committee Finance Committee	Director since 2010

Mr. Hanway, age 63, served as Chairman and Chief Executive Officer of CIGNA Corporation from 2000 to the end of 2009. From 1999 to 2000, he served as President and Chief Operating Officer of CIGNA. From 1996 to 1999, he was President of CIGNA HealthCare, and from 1989 to 1996 was President of CIGNA International. Mr. Hanway is a former Member of the Board of Directors of America’s Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH) and has been active in a wide range of issues and initiatives associated with children’s health and education. He serves on the Board of Trustees of the March of Dimes Foundation and Drexel Newmann Academy and is the Chairman of the Faith in the Future Foundation committed to growth of Catholic education in the Archdiocese of Philadelphia.

We believe Mr. Hanway’s qualifications to sit on our Board of Directors and chair our Compensation Committee include his years of executive experience in the insurance industry, together with his background in the health and benefits sector, which provide our Board with insight into important areas in which the Company conducts business.

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Election of Directors (Continued)

Lord Lang of Monkton Compensation Committee Directors and Governance Committee Executive Committee (Chair) Finance Committee	Director since 1997

Lord Lang, age 74, began his career as an insurance broker. He was then a Member of the British Parliament from 1979 to 1997, when he was appointed to the House of Lords. He served in the Cabinet as President of the Board of Trade and Secretary of State for Trade and Industry from 1995 to 1997 and as Secretary of State for Scotland from 1990 to 1995. Lord Lang is a Non-Executive Director of Charlemagne Capital Ltd. Lord Lang is a former Chairman of the Prime Minister’s Advisory Committee on Business Appointments (UK). He is currently Chairman of the House of Lords Select Committee on the Constitution. Former non-executive directorships include General Accident plc, CGU plc and The Automobile Association (UK). Lord Lang has been the independent chairman of the Board since 2011.

We believe Lord Lang’s qualifications to chair our Board of Directors include his relevant industry background as an insurance broker, his service on the boards of other companies, as well as his extensive experience in government, including responsibility for policy and the administration of regulatory and competition business practices and international trade negotiations.

Elaine La Roche Audit Committee	Director since 2012

Ms. La Roche, age 65, is a Senior Advisor to China International Capital Corporation US. She served as Chief Executive Officer of China International Capital Corporation in Beijing from 1997 to 2000. Over the course of a 20-year career at Morgan Stanley, Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, and President and Head of the Asia Desk. From 2008 to 2010, Ms. La Roche was with JPMorgan Chase & Co. in Beijing where she served as Vice Chairman, J.P. Morgan China Securities. Ms. La Roche served on the Board of Directors of Linktone Ltd., where she was Non-Executive Chairman from 2004 to 2008. She also served on the Board of Directors of China Construction Bank (CCB) from 2006 to 2011 and was reappointed as an independent director of CCB in August 2012 after a mandatory one-year hiatus. In addition, Ms. La Roche serves on the Board of Directors of Harsco Corporation.

We believe Ms. La Roche’s qualifications to sit on our Board of Directors include her executive experience in financial services, particularly internationally, and her corporate governance experience from prior board service.

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Election of Directors (Continued)

Maria Silvia Bastos Marques	Director since 2015

Ms. Marques, age 58, is currently Special Advisor to the Mayor for the Rio de Janeiro 2016 Olympic Games. Prior to assuming this role in April 2014, Ms. Marques served as Chief Executive Officer of Rio’s Olympic Company, starting in 2011. Ms. Marques has served in leadership positions in both the public and private sector, including as CEO of Icatu Hartford Seguros S.A. from 2007 to 2011, CEO of Companhia Siderurgica Nacional from 1996 to 2002 and Secretary of Finance for the City of Rio de Janeiro from 1993 to 1996. In addition to these executive positions, Ms. Marques has served as a trustee of the Fundação Brasileira para o Desenvolvimento Sustentável (Brazilian Foundation for Sustainable Development) since 2004 and on the Advisory Board of Columbia University Global Center – Rio de Janeiro since 2013. Her past public company directorships include Anglo American PLC, Vale S.A., Embratel Participacoes S.A. and Companhia Brasileira de Distribuição.

We believe Ms. Marques’ qualifications to sit on our Board of Directors include her executive leadership and management experience in a variety of sectors, together with her experience managing complex organizations.

Steven A. Mills Compensation Committee Directors and Governance Committee	Director since 2011

Mr. Mills, age 63, is the Executive Vice President of Software & Systems, International Business Machines Corporation (IBM). Mr. Mills joined IBM in 1973 and has held various executive leadership positions in IBM since 1989. In 2000, he assumed the role of Senior Vice President and Group Executive, Software Group. In 2010, he was named to his current position. In this capacity, he is responsible for directing IBM’s $40 billion product business. This includes over 100,000 employees spanning development, manufacturing, sales, marketing and support professions.

We believe Mr. Mills’ qualifications to sit on our Board of Directors include his executive leadership and management experience, his technology expertise, his extensive international experience at IBM and his overall knowledge of global markets.

Bruce P. Nolop Audit Committee Corporate Responsibility Committee Finance Committee	Director since 2008

Mr. Nolop, age 64, served as the Chief Financial Officer of E*Trade Financial Corporation from September 2008 through 2010 and retired from E*Trade on March 31, 2011. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008. From 1993 to 2000, he was a Managing Director of Wasserstein Perella & Co. Prior thereto, he was a Vice President with Goldman, Sachs & Co. from 1986 to 1993, and previously held positions with Kimberly-Clark Corporation and Morgan Stanley & Co. Mr. Nolop is also an independent director and Chair of the Audit and Finance Committee of privately-held CLS Group, which operates the world’s largest multi-currency settlement system.

We believe Mr. Nolop’s qualifications to sit on our Board of Directors include his experience in financial accounting and corporate finance, as well as his familiarity with internal financial controls and strategic transactions, acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker.

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Election of Directors (Continued)

Marc D. Oken Audit Committee (Chair) Executive Committee Finance Committee	Director since 2006

Mr. Oken, age 68, is the Managing Partner of Falfurrias Capital Partners, a private equity firm. He was Chief Financial Officer of Bank of America Corporation from 2004 to 2005. Mr. Oken joined Bank of America in 1989 as Executive Vice President-Chief Accounting Officer, a position he held until 1998, when he became Executive Vice President-Principal Finance Executive. He is also a Director of Sonoco Products Company and Capital Bank Financial Corp.

We believe Mr. Oken’s qualifications to sit on our Board of Directors and chair our Audit Committee include his extensive experience with public and financial accounting matters for complex global organizations, as well as his executive leadership and management experience.

Morton O. Schapiro Compensation Committee Directors and Governance Committee (Chair) Executive Committee	Director since 2002

Mr. Schapiro, age 61, has been President and Professor of Economics at Northwestern University since 2009. Prior to that, he was President and Professor at Williams College from 2000. Previous positions include Dean of the College of Letters, Arts and Sciences of the University of Southern California from 1994 to 2000, the University’s Vice President for planning from 1999 to 2000 and Chair of its Department of Economics from 1991 to 1994.

We believe Mr. Schapiro’s qualifications to sit on our Board of Directors and chair our Directors and Governance Committee include his experience in managing large and complex educational institutions, which provides the Board with a diverse approach to management, as well as his more then 30 years of experience as a professor of economics.

Lloyd M. Yates Audit Committee Corporate Responsibility Committee	Director since 2011

Mr. Yates, age 54, is Executive Vice President of Market Solutions and President of Duke Energy’s Carolinas region. Previously, Mr. Yates served as Executive Vice President of Customer Operations for Duke Energy. Mr. Yates has more than 30 years of experience in the energy industry, including the areas of nuclear and fossil generation, and energy delivery. Before the merger between Duke Energy and Progress Energy in July 2012, Mr. Yates served as President and Chief Executive Officer for Progress Energy Carolinas. Mr. Yates joined Progress Energy’s predecessor, Carolina Power & Light, in 1998. Before joining Progress Energy, he worked for PECO Energy for 16 years in several line operations and management positions. Mr. Yates serves on several community-based and industry boards and also serves as the President and Chairman of the Association of Edison Illuminating Companies.

We believe Mr. Yates’s qualifications to sit on our Board of Directors include the executive leadership and management experience he has acquired throughout his career in the energy industry.

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Election of Directors (Continued)

R. David Yost Compensation Committee Corporate Responsibility Committee	Director since 2012

Mr. Yost, age 67, was the President and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from 2001 until his retirement in 2011. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 2001, including Chairman, President and Chief Executive Officer from 1997 to 2001. Mr. Yost is a graduate of the U.S. Air Force Academy and was previously a Captain in the United States Air Force. Mr. Yost serves on the Board of Directors of Tyco International, Exelis Inc. and Bank of America. Mr. Yost also serves on the U.S. Air Force Academy Endowment Board.

We believe Mr. Yost’s qualifications to sit on our Board of Directors include his extensive leadership experience gained as the chief executive of a large, publicly traded company in the healthcare industry and as a director to other publicly traded companies.

18          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Stock Ownership of Directors, Management and Certain Beneficial Owners

The following table reflects the number of shares of our common stock beneficially owned by each director and each named executive officer (as defined in the Compensation Discussion and Analysis section beginning on page 22). The table also shows the number of shares beneficially owned by all directors and executive officers of the Company as a group. These common stock holdings are as of March 3, 2015, except with respect to interests in the Company’s 401(k) Savings & Investment Plan and Supplemental Savings & Investment Plan, which are as of December 31, 2014. The table also includes the number of shares of common stock beneficially owned by persons known to the Company to own more than five percent of our outstanding shares.

	Amount and Nature of Beneficial Ownership (1)
Name	Sole Voting and Investment Power	Other than Sole Voting and Investment Power (2)	Total
Peter J. Beshar	135,953	1,159,025	1,294,978
J. Michael Bischoff	20,069	132,440	152,509
Oscar Fanjul	72,182	—	72,182
Daniel S. Glaser	284,337	2,501,793	2,786,130
H. Edward Hanway	17,353	—	17,353
Lord Lang	21,042	13,372	34,414
Elaine La Roche	9,524	—	9,524
Maria Silvia Bastos Marques	—	—	—
Steven A. Mills	19,223	—	19,223
Bruce P. Nolop	27,261	—	27,261
Marc D. Oken	33,238	10,000	43,238
Julio A. Portalatin	35,883	238,226	274,109
Morton O. Schapiro	3,291	50,499	53,790
Adele Simmons	81,208	68,273	149,481
Lloyd M. Yates	16,770	—	16,770
R. David Yost	18,759	9,656	28,415
Peter Zaffino	146,510	972,473	1,118,983
All directors and executive officers as a group (3)	1,070,372	5,864,934	6,935,306

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Stock Ownership of Directors, Management and Certain Beneficial Owners (Continued)

Name	Aggregate Amount Beneficially Owned	Percentage of Stock Outstanding as of December 31, 2014
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	30,005,670	5.54%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10022	30,714,693	5.70%
Wellington Management Group LLP (6) 280 Congress Street Boston, MA 02210	48,331,645	8.94%
T. Rowe Price Associates, Inc. (7) 100 E. Pratt Street Baltimore, MD 21202	50,117,027	9.20%

(1)	No director or named executive officer beneficially owned more than 1% of the Company’s outstanding common stock, and all directors and executive officers as a group beneficially owned approximately 1.3% of the Company’s outstanding common stock.
(2)	This column includes shares of the Company’s common stock: (i) held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed and/or (ii) that represent the individual’s interests in the Company’s 401(k) Savings & Investment Plan.

This column also includes:

•	Marsh & McLennan Companies common stock or stock units subject to issuance in the future with respect to the Directors’ Stock Compensation Plan or the Supplemental Savings & Investment Plan, and restricted stock units in the following aggregate amounts: Mr. Beshar, 22,333 shares; Mr. Bischoff, 27,245 shares; Mr. Glaser, 90,325 shares; Mr. Portalatin, 21,756 shares; Mr. Schapiro, 50,499 shares; Ms. Simmons, 68,273 shares; Mr. Yost, 9,656 shares; Mr. Zaffino, 33,663 shares; and all directors and executive officers as a group, 391,200 shares; and

•	Shares of Marsh & McLennan Companies common stock which may be acquired on or before May 2, 2015 through the exercise of stock options as follows: Mr. Beshar, stock options totaling 1,136,692 shares; Mr. Bischoff, stock options totaling 92,954 shares; Mr. Glaser, stock options totaling 2,411,468 shares; Mr. Portalatin, stock options totaling 216,470 shares; Mr. Zaffino, stock options totaling 918,566 shares; and all directors and executive officers as a group, stock options totaling 5,417,285 shares.

(3)	This group includes the individuals listed in this table, plus four additional executive officers.
(4)	Based on a review of the Schedule 13G Information Statement filed on February 11, 2015 by The Vanguard Group (“Vanguard”). The Schedule 13G discloses that Vanguard in its capacity as investment adviser had sole voting power as to 933,149 shares; sole dispositive power as to 29,116,248 shares; and shared dispositive power as to 889,422 shares.
(5)	Based on a review of the Schedule 13G Information Statement filed on February 2, 2015 by BlackRock, Inc. (“BlackRock”). The Schedule 13G discloses that BlackRock in its capacity as a parent holding company or control person had sole voting power as to 26,204,573 shares and sole dispositive power as to 30,714,693 shares.
(6)	Based on a review of Amendment No. 6 to the Schedule 13G Information Statement filed on February 12, 2015 by Wellington Management Group LLP (“Wellington Management”). The Schedule 13G discloses that Wellington Management in its capacity as investment adviser had shared voting power as to 18,776,980 shares and shared dispositive power as to 48,331,645 shares.
(7)	Based on a review of Amendment No. 4 to the Schedule 13G Information Statement filed on February 13, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G discloses that Price Associates in its capacity as investment adviser had sole voting power as to 14,731,436 shares and sole dispositive power as to 50,057,427 shares.

20          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation

Item 2 — Advisory (Nonbinding) Vote to Approve Named Executive Officer Compensation

Recognizing that executive compensation is an important matter for our stockholders, and in accordance with SEC rules, we are asking our stockholders to approve an advisory resolution on the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement. Although the voting results are not binding, the Board and the Compensation Committee will take into account the results of the vote when considering future executive compensation arrangements. We will include this advisory vote on an annual basis at least until the next advisory vote on the frequency of say-on-pay votes (which will occur no later than our 2017 Annual Meeting of Stockholders).

We encourage our stockholders to read the Compensation Discussion and Analysis, which immediately follows this proposal. The Compensation Discussion and Analysis describes in more detail our executive compensation program and related policies and practices and explains the decisions the Compensation Committee has made under this program and the factors considered in making those decisions. We also encourage our stockholders to review the 2014 Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers.

STOCKHOLDERS ARE BEING ASKED TO VOTE ON THE FOLLOWING RESOLUTION:

RESOLVED, that the stockholders of Marsh & McLennan Companies approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narratives.

The Board of Directors recommends that you vote FOR

the approval of our executive compensation on an advisory basis.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          21

Executive Compensation (Continued)

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation program for our senior executives, focusing on our key compensation principles, policies and practices.

This section describes the compensation decisions with respect to the individuals who served during 2014 as our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers as of December 31, 2014, as listed below. These individuals are included in the 2014 Summary Compensation Table on page 41.

Name	Title
Daniel S. Glaser	President and Chief Executive Officer (“CEO”)
J. Michael Bischoff	Chief Financial Officer
Peter Zaffino	President and Chief Executive Officer of Marsh
Julio A. Portalatin	President and Chief Executive Officer of Mercer
Peter J. Beshar	Executive Vice President and General Counsel

We refer to these individuals collectively in this Compensation Discussion and Analysis as our “named executive officers.” When we refer to our “senior executives,” we mean our CEO, the chief executive officers of our four operating companies and certain leaders of our corporate staff. Background information regarding our nine current senior executives is provided on our website at http://www.mmc.com/about/board.php#eo.

2014 Highlights

OUR PERFORMANCE

In 2014, we continued to execute on our long-term strategy and financial objectives.

•	Our total stockholder return (“TSR”) for 2014 was 20.9% vs. 13.7% for the S&P 500®.

•	Our adjusted earnings per share (“EPS”) growth was 13.7%*, exceeding our long-term growth target.

•	We delivered 5% growth in underlying revenue while limiting underlying expense growth, leading to enhanced profitability for both the Risk and Insurance and Consulting segments for the fifth consecutive year.

•	We increased our quarterly dividend by 12.0%, from $0.25 to $0.28 per share, beginning in the third quarter of 2014.

•	We also increased our repurchase program, allowing us to buy back up to $2 billion in additional shares of our common stock. During 2014, we used approximately $800 million in cash to repurchase approximately 15.5 million shares, reducing our outstanding common stock by approximately 7 million shares on a net basis.

OUR EXECUTIVE COMPENSATION

•	Our strong performance with respect to financial and strategic objectives for the year led to above-target bonuses for our named executive officers.

•	The payout for our performance stock unit (“PSU”) awards granted in 2012 was 200% of target. This result was based on the achievement of 13.6% three-year core net operating income growth compared to the 10% long-term target for the awards.

•	Our equity run rate** in 2014 was 0.5%. In addition, shares repurchased during the year more than offset the increase in shares attributed to the exercise of stock options and the distribution of shares for stock units from previously granted equity-based awards.

•	For 2015, we changed the performance measure for our PSU awards and the financial performance measure used for corporate senior executives in the annual bonus program. We also established a new peer group for executive compensation purposes. These changes are discussed in “Changes for 2015” on page 34.

*	For a reconciliation of non-GAAP measures to GAAP measures, please see Exhibit A.

**	“Equity run rate” means the number of shares of our common stock underlying equity-based awards granted plus the number of shares of our common stock underlying equity-based awards assumed upon an acquisition (if any), divided by the weighted average number of shares of our common stock outstanding for the year.

22          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Executive Summary

Marsh & McLennan Companies is a global professional services firm offering clients advice and solutions in risk, strategy and people. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including: Marsh, the insurance broker, intermediary and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman Group, the management, economic and brand consultancy. With approximately 57,000 employees worldwide and annual revenue of approximately $13 billion, the Company provides analysis, advice and transactional capabilities to clients in more than 130 countries.

As a professional services firm, our product is the expertise and capabilities of our employees. Our long-term success depends on their skill, integrity and dedication. To achieve our business objectives, we have designed our executive compensation program to attract, motivate and retain highly talented individuals to lead the Company and our various businesses in ways that meet our clients’ needs and, in turn, promote the long-term interests of our stockholders.

OUR STRATEGIC AND FINANCIAL OBJECTIVES AND 2014 PERFORMANCE

At the core of our strategy are four pillars that are designed to create exceptional value and superior returns for our stockholders:

•	Revenue and earnings growth

•	Maintain low capital requirements

•	Generate high levels of cash

•	Manage risk intelligently

The strength of our financial performance over the past five years, including 2014, is reflected in our TSR, which includes stock price appreciation and reinvested dividends. As shown in the table below, our annualized TSR has exceeded the S&P 500® index in each of the past one-year to five-year periods.

	Annualized Total Stockholder Return
	5 Years	4 Years	3 Years	2 Years	1 Year
Marsh & McLennan Companies, Inc.	24.4%	23.4%	24.9%	31.9%	20.9%
S&P 500® Index	15.5%	15.6%	20.4%	22.7%	13.7%

2014 STOCKHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION AND STOCKHOLDER ENGAGEMENT

At our 2014 Annual Meeting of Stockholders, we held an advisory (nonbinding) vote with respect to the compensation of our named executive officers (a “say-on-pay” vote). Approximately 97% of the votes cast on the say-on-pay proposal were voted in favor of our executive compensation policies and practices. This result followed a 95% approval rate in 2013.

Following our 2014 Annual Meeting of Stockholders, we actively engaged with several of our large institutional stockholders and the major proxy advisory firms to discuss our executive compensation policies and practices, as well as the results of our 2014 say-on-pay vote. These discussions were generally favorable, consistent with our 97% approval rate in 2014.

The Compensation Committee is committed to continued engagement between the Company and our stockholders and the major proxy advisory firms and intends to continue these outreach efforts.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          23

Executive Compensation (Continued)

Executive Summary (continued)

2014 AND 2015 ANNUAL TOTAL DIRECT COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table summarizes the decisions made by the Compensation Committee in February 2015 and February 2014 with respect to the annual total direct compensation of our named executive officers. The compensation decisions reflected here, and the rationale for such decisions, are discussed in “Executive Compensation Determinations” on page 27. For Mr. Beshar, only February 2015 compensation decisions are shown because he was not a named executive officer in our 2014 proxy statement.

Name	Decision Date	Base Salary		Annual Bonus Award		Total Cash Compensation		Annual LTI Award		Total Direct Compensation
Mr. Glaser	2/23/2015 2/24/2014 Change	$ $	1,400,000 1,400,000 0.0%	$ $	3,900,000 3,750,000 4.0%	$ $	5,300,000 5,150,000 2.9%	$ $	9,500,000 8,850,000 7.3%	$ $	14,800,000 14,000,000 5.7%
Mr. Bischoff	2/23/2015 2/24/2014 Change	$ $	750,000 750,000 0.0%	$ $	1,850,000 1,650,000 +12.1%	$ $	2,600,000 2,400,000 +8.3%	$ $	1,200,000 1,000,000 +20.0%	$ $	3,800,000 3,400,000 +11.8%
Mr. Zaffino	2/23/2015 2/24/2014 Change	$ $	1,000,000 1,000,000 0.0%	$ $	3,100,000 3,000,000 +3.3%	$ $	4,100,000 4,000,000 +2.5%	$ $	3,400,000 3,250,000 +4.6%	$ $	7,500,000 7,250,000 +3.4%
Mr. Portalatin	2/23/2015 2/24/2014 Change	$ $	900,000 900,000 0.0%	$ $	2,600,000 2,400,000 +8.3%	$ $	3,500,000 3,300,000 +6.1%	$ $	2,250,000 2,100,000 +7.1%	$ $	5,750,000 5,400,000 +6.5%
Mr. Beshar	2/23/2015		$800,000		$1,400,000		$2,200,000		$2,250,000		$4,450,000

24          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Executive Compensation Design, Elements and Process

Our executive compensation program is governed by four guiding principles:

•	Align with stockholder value creation with a focus on balancing risk and reward in compensation programs, policies and practices;

•	Support a strong performance culture through short-term and long-term variable compensation, with the ability to differentiate among individuals based upon actual results;

•	Set target compensation at competitive levels in markets where we operate, with flexibility to recognize different business models and markets for talent; and

•	Maximize employees’ perceived value of our programs through transparent processes and communication.

The principal elements of our executive compensation program are base salary, annual bonuses and annual long-term incentive (“LTI”) awards. The Compensation Committee believes that each compensation element, and all of these elements combined, are important to maintain an executive compensation program that is competitive, performance-based and stockholder-focused.

Our integrated compensation framework heavily weights variable compensation to reward achievements against pre-established, quantifiable financial performance objectives and individual strategic performance objectives. In addition, because a significant portion of variable compensation is delivered in the form of equity-based awards, the value ultimately realized by our senior executives from these awards depends on stockholder value creation as measured by the future performance of our stock price.

As of December 31, 2014, variable compensation represented 89% of our CEO’s target total direct compensation and 80% for our other named executive officers, as displayed in the following chart.

COMPETITIVENESS OF PAY

The Compensation Committee regularly reviews market data with the objective of understanding the competitiveness of our executive compensation program and each senior executive’s total direct compensation and pay mix, taking into account the individual’s role, responsibilities and performance. The Compensation Committee uses this information and exercises its judgment in determining individual compensation levels and regularly seeks input from its independent compensation consultant prior to making compensation decisions for our senior executives. Market-based executive compensation data is used as a “market check” only and compensation levels for our senior executives are not set to correspond to any specific level of market competitiveness.

The Compensation Committee reviews executive compensation information for direct competitors as well as the financial services and general industry sectors. Competitive analyses from these different perspectives recognize that the Company is diverse on an enterprise-wide basis and competes for executive talent in different businesses on an operating company basis.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          25

Executive Compensation (Continued)

Direct Competitors

In 2014, the Compensation Committee reviewed the executive compensation data disclosed in the publicly available filings of a number of companies that we consider to be our direct competitors based on a range of selection criteria, including primary business lines, talent pool and company size. The companies that comprised the market reference group of direct competitors for the Company and our operating companies are shown below. Oliver Wyman Group is not shown because its primary competitors are privately held companies.

Marsh & McLennan Companies, Inc.
Aon plc

Marsh Inc.	Guy Carpenter & Company, LLC	Mercer Inc.
Aon Risk Services (1) Arthur J. Gallagher & Co. Brown & Brown, Inc. Willis Group Holdings plc	Aon Benfield (1) Willis Re (2)	Aon Hewitt (1) Towers Watson & Co.

(1)	A division of Aon plc
(2)	A division of Willis Group Holdings plc

Financial Services and General Industry Surveys

The Compensation Committee also reviewed executive compensation data based on two subsets of S&P 500® companies. The first subset included financial services companies; the second subset included companies across general industry. Both subsets were refined so that the median revenue and market capitalization of each subset approximated our revenue and market capitalization. For more information, please refer to Exhibit B. The operating company CEO comparisons were based on subsidiaries or divisions of all companies that participated in the survey (instead of only S&P 500® companies) so as to have a significant sample size for these particular comparisons.

EMPLOYMENT LETTERS

Each of our senior executives has an employment letter that sets forth his or her compensation arrangements and other terms and conditions of employment. These letters are discussed in “Employment Letters” on page 43.

BASE SALARY

Base salary is intended to provide a fixed level of compensation that is appropriate given a senior executive’s role in the organization, his or her skills and experience, the competitive market for his or her position and internal equity considerations. A senior executive’s base salary is set forth in his or her employment letter and may be adjusted when the Compensation Committee determines an adjustment is appropriate to reflect a change in these factors.

ANNUAL BONUS

Our annual bonus is a variable pay program intended to link the cash incentive compensation of our senior executives to (i) our financial performance and (ii) their achievement of pre-established individual strategic objectives. The Compensation Committee believes that annual bonus awards should be determined primarily based on the achievement of objective, measurable financial results and the quality of how those results are achieved. The Compensation Committee also recognizes that individual executive performance should be measured by factors other than just the short-term financial performance of the Company or our operating companies. Therefore, in addition to short-term financial objectives, the strategic objectives component rewards achievement toward other business priorities and is intended to complement our annual LTI compensation program. After the end of the year, each senior executive’s performance was assessed by Mr. Glaser and the Compensation Committee (and, in the case of Mr. Glaser’s performance, solely by the Compensation Committee).

A senior executive’s target annual bonus opportunity is set forth in his or her employment letter and is adjusted when the Compensation Committee determines it is appropriate or necessary to reflect a change in his or her responsibilities, growth in his or her job, changing market conditions or internal equity considerations. The target annual bonus opportunities for our named executive officers for 2014 are set forth in “Determination of 2014 Annual Bonuses” on page 32.

26          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

ANNUAL LTI AWARD

Annual LTI compensation is a variable pay program intended to align the financial interests of our senior executives with maximizing our return to stockholders. Annual LTI compensation for our senior executives is delivered in a mix of equity-based awards consisting of stock options which reward stock price appreciation and directly link to stockholder value creation, performance stock units which reward the achievement of specific Company financial objectives and restricted stock units which further align the financial interests of our senior executives with our stockholders and also support retention.

The Compensation Committee reviews the mix of equity-based awards each year and determined that the mix reflected in the table below is consistent with the objective of aligning the financial interests of our senior executives with maximizing our total stockholder return.

As shown in the table below, the annual LTI compensation of our senior executives is delivered predominantly in stock options and PSU awards, the value of which is contingent on stock price appreciation or achieving specific Company financial objectives.

Proportion of Grant Date Fair Value
Stock Options	Performance Stock Units	Restricted Stock Units
50%	25%	25%

Executive Compensation Determinations

The Compensation Committee takes a total compensation approach in setting the pay of our senior executives and makes decisions regarding base salary, annual bonuses and LTI awards in February of each year. This approach enables the Compensation Committee to evaluate performance on a consistent basis each year and to consider the appropriate level of fixed and variable compensation within each senior executive’s total compensation package.

While the Compensation Committee recognizes that elements of compensation may be interrelated, it does not require or assume any fixed relationship among the various elements of compensation within the total direct compensation framework or between the compensation of our CEO and that of any other senior executive. In addition, pension accruals and amounts realized or realizable under prior equity-based awards did not affect the Compensation Committee’s compensation decisions.

The Compensation Committee considers the recommendations of our CEO when determining the compensation of our other senior executives.

BASE SALARY

The Compensation Committee did not adjust the base salary of any named executive officer for 2015.

ANNUAL BONUS

The Compensation Committee determined the 2014 annual bonus awards for our named executive officers using the following framework:

Each senior executive’s target bonus was allocated into portions for financial and strategic performance according to weightings associated with his or her position. The Compensation Committee then assessed financial performance and each senior executive’s strategic performance and determined a payout level for each portion of the senior executive’s target bonus. The multiplier for competitive financial performance was determined and applied to the sum of the payout levels for financial and strategic performance for each senior executive. Using this result, the Compensation Committee then conducted a qualitative assessment and exercised discretion to determine the actual bonus award for each senior executive.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          27

Executive Compensation (Continued)

The following table defines each financial performance measure used in the annual bonus framework:

Financial Performance Measure	Definition
Company earnings per share Used in the 2014 financial performance assessment for our CEO and corporate senior executives	EPS from continuing operations calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted for the impact of “noteworthy items” as shown in Exhibit A to this proxy statement (adjusted diluted EPS), and adjusted further for the variation between actual and budgeted results for Marsh & McLennan Risk Capital Holdings, Ltd., the legal entity through which the Company owns interests in private equity funds and other investments, and for the costs related to the early extinguishment of debt.
Operating company net operating income Used in the 2014 financial performance assessment for our operating company chief executive officers	Net operating income calculated in accordance with GAAP, adjusted for the impact of currency exchange rate fluctuations, acquisitions and dispositions, and “noteworthy items” identified in Exhibit A to this proxy statement.
Company earnings per share Used in the 2014 multiplier for competitive financial performance	EPS from continuing operations calculated in accordance with GAAP, adjusted for the impact of “noteworthy items” as shown in Exhibit A to this proxy statement (adjusted diluted EPS).

To assess 2014 financial performance for our CEO and corporate senior executives, we used adjusted EPS with certain additional adjustments, as described above, that are believed to provide a result that is more reflective of our business performance.

To determine the 2014 multiplier for competitive financial performance, we used adjusted EPS growth for the fiscal year as reported by the Company and selected companies in press releases for fourth quarter earnings and an estimate of 2014 operating EPS growth for the S&P 500® as available from S&P Dow Jones Indices LLC. These publicly reported results were selected based on their availability and comparability.

2014 Target Bonuses

In early 2014, the Compensation Committee increased Mr. Zaffino’s target bonus from $2,100,000 to $2,250,000. External market competitiveness, internal equity comparisons and an evaluation of Mr. Zaffino’s role were considered in adjusting his target bonus. The Compensation Committee did not adjust the target bonus for Mr. Glaser, Mr. Bischoff, Mr. Portalatin or Mr. Beshar in 2014.

Financial and Strategic Performance

The Compensation Committee selected the following measures and weightings for the 2014 annual bonus awards:

	Financial Performance		Strategic Performance
Senior Executive	Weighting	Measure	Weighting	Measure
Company CEO	80%	Company EPS	20%	Individual objectives established for each senior executive
Other Corporate Senior Executives	70%		30%
Operating Company Chief Executive Officers	80%	Operating company net operating income	20%

28          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

The financial performance factor ranged from 0% to 150% of the target level as indicated in the following table:

Performance Level	Performance as a % of Target		Financial Performance Factor
Maximum	≥	110%	150%
Target		100%	100%
Threshold		90%	50%
Below Threshold		<90%	Discretionary
Note: Interpolation is used to determine the performance factor for performance as a % of target between threshold/target or target/maximum.

2014 Financial Performance

The Compensation Committee selected the following target levels for our named executive officers to align with our 2014 objective of driving earnings growth across the Company. The Compensation Committee believed the targets reflected an appropriate level of performance given the existing market conditions. As shown in the table below, actual growth equaled or exceeded target growth with respect to the financial measures. As a result, the factors for financial performance for all of our named executive officers were at or above target, ranging from 100% to approximately 104% of target.

Name	Measure	Actual Growth (%)	Target Growth (%)
Mr. Glaser
Mr. Bischoff	Company EPS	12.9%	12.9%
Mr. Beshar
Mr. Zaffino	Marsh net operating income	11.1%	10.8%
Mr. Portalatin	Mercer net operating income	15.9%	14.9%

Target growth rates shown in the table above are expressed as growth percentages over the prior year. However, bonus calculations were based on threshold, target and maximum levels corresponding to 90%, 100% and 110% of target levels in dollars rather than growth rates.

As indicated in “2014 Highlights” on page 22, the Company’s adjusted EPS growth for 2014 was 13.7%. For executive compensation purposes, adjusted EPS was adjusted further to offset the favorable variation between actual and budgeted results for Marsh & McLennan Risk Capital Holdings, Ltd., the legal entity through which the Company owns interests in private equity funds and other investments. As a result, the growth in adjusted EPS for executive compensation purposes was 12.9%.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          29

Executive Compensation (Continued)

2014 Strategic Performance

In 2014, the Compensation Committee reviewed strategic objectives for each named executive officer relating to operational performance, risk management and human capital. The Compensation Committee assessed each named executive officer’s performance above target and exercised its discretion to determine payouts for 2014 strategic performance. The Compensation Committee considered the following in its assessment:

Name	Description
Mr. Glaser

• Achievement of $13 billion in revenue led by strong underlying revenue growth

• Double-digit growth in both adjusted EPS and adjusted operating income

• Margin expansion in both the risk and insurance services and consulting segments for the fifth consecutive year

• Mr. Glaser’s continued leadership of a dynamic and effective senior executive team

Mr. Bischoff

• Initiatives related to capital management, including utilization of excess cash on our balance sheet and returning capital to shareholders

• Execution of the Company’s finance strategy, including restructuring our debt portfolio and enhancing the Company’s long-term risk management approach to its pension plans

• Mr. Bischoff’s continued efforts in support of the Company’s acquisition strategy

Mr. Zaffino

• Marsh’s achievement of $5.8 billion in revenue with strong underlying revenue growth and increased profitability

• Marsh’s new business revenue of $1.14 billion, a record high

• Marsh’s development and deployment of key differentiating capabilities, including data and analytics, sales capacity and competency, and information technology

Mr. Portalatin

• Mercer’s achievement of $4.4 billion in revenue with strong underlying revenue growth and increased profitability

• Mercer’s growth and market position in the private healthcare exchange business

• Execution of Mercer’s strategy in emerging growth markets, which led to meaningful contributions to Mercer’s earnings and overall growth

Mr. Beshar

• Exceptional management of the Company’s legal and regulatory risk and strong leadership of our legal, government relations, risk management and communications functions

• Active engagement with governments and regulatory agencies on issues important to the Company, including cybersecurity and terrorism insurance

• Support of the Company’s strategic priorities, including increased mergers and acquisitions activity, key client engagements and significant operating company initiatives

30          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

2014 Multiplier for Competitive Financial Performance

The multiplier for competitive financial performance was determined based on the Company’s growth in adjusted EPS versus a weighted composite including the S&P 500® and selected companies in insurance, consulting and other business services, as shown in the table below. The group of selected companies included direct competitors of the Company and our operating companies. We also included nine additional companies and the S&P 500® to assess our competitive financial performance in a broader context. Factors considered in selecting the additional companies included industry and company size, as reflected by revenue and market capitalization.

The S&P 500® was weighted most heavily at 20% as it represents the broadest market comparison. Aon was weighted at 15% as it is the Company’s direct competitor and has divisions that are direct competitors with our operating companies. Willis Group Holdings and Towers Watson were each weighted at 10% as they are direct competitors with Marsh and Mercer, respectively. The nine additional companies were equally weighted at 5%.

Component	Weighting
S&P 500®	20%
Aon plc	15%
Towers Watson & Co.	10%
Willis Group Holdings plc	10%
Accenture plc	5%
ACE Limited	5%
Automatic Data Processing, Inc.	5%
Booz Allen Hamilton Holding Corporation	5%
Chubb Corporation	5%
CIGNA, Inc.	5%
Fiserv, Inc.	5%
Visa Inc.	5%
Xerox Corporation	5%

Our adjusted EPS growth, assessed on a percentile basis, was used to determine the multiplier for competitive financial performance. The following table shows the threshold, target and maximum multiplier based on percentile ranking.

Performance Level	Actual Performance	Multiplier
Maximum	75th percentile or higher	1.30x
Target	50th percentile	1.00x
Threshold	25th percentile or lower	0.70x

Note: Interpolation is used to determine the multiplier for a percentile ranking between threshold/target or target/maximum.

In 2014, we achieved an 80th percentile ranking on a weighted basis, resulting in a 1.30 multiplier. This multiplier for competitive financial performance was applied to the sum of the payout results for 2014 Financial Performance and 2014 Strategic Performance for each named executive officer. Final results for the multiplier were reviewed and confirmed by Pay Governance LLC, the Compensation Committee’s independent consultant.

Qualitative Assessment

In addition to achievement as measured against the previously described financial and strategic objectives, the Compensation Committee also assessed the quality of how these objectives were achieved and considered each senior executive’s current-year performance and bonus opportunity vis-à-vis his or her prior-year performance and bonus award; compensation relative to peers at direct competitors; and his or her total direct compensation. The Compensation Committee believes that the exercise of discretion in making final bonus award decisions helps reward performance appropriately on a year-to-year basis and also on an internal equity basis among senior executives.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          31

Executive Compensation (Continued)

Using the results of 2014 Financial Performance and 2014 Strategic Performance and the multiplier for competitive financial performance as its basis, the Compensation Committee exercised its discretion in the manner described above to determine the 2014 bonus award for each named executive officer.

Determination of 2014 Annual Bonuses

The actual annual bonuses paid to our named executive officers for 2014 are shown in the table below.

Name	2014 Actual Bonus	2014 Target Bonus Award	2014 Bonus as % of Target
Mr. Glaser	$3,900,000	$2,800,000	139%
Mr. Bischoff	1,850,000	1,250,000	148%
Mr. Zaffino	3,100,000	2,250,000	138%
Mr. Portalatin	2,600,000	1,700,000	153%
Mr. Beshar	1,400,000	950,000	147%

Based on our financial performance, achieving 80th percentile performance for our competitive financial multiplier and the named executive officers’ achievements with respect to strategic objectives, the Compensation Committee believes that bonus awards, as compared to the targets, are aligned with performance.

ANNUAL LTI COMPENSATION

The annual equity-based awards granted to our senior executives are determined by the Compensation Committee as part of its annual total compensation review and decisions. In determining the awards, the Compensation Committee considers the senior executive’s performance and an assessment of his or her expected future contributions to the performance of the Company along with external market competitiveness, internal equity comparisons and the target LTI award opportunity set forth in the senior executive’s employment letter.

The grant date fair values of the annual LTI awards granted to our named executive officers in February 2015 are shown in the following table. They are not reflected in the 2014 Summary Compensation Table on page 41 because the awards were made after the end of the 2014 fiscal year.

	Grant Date Fair Value of LTI Awards Granted in 2015
Name	Stock Options	Performance Stock Units	Restricted Stock Units	Total
Mr. Glaser	$4,750,000	$2,375,000	$2,375,000	$9,500,000
Mr. Bischoff	600,000	300,000	300,000	1,200,000
Mr. Zaffino	1,700,000	850,000	850,000	3,400,000
Mr. Portalatin	1,125,000	562,500	562,500	2,250,000
Mr. Beshar	1,125,000	562,500	562,500	2,250,000

The value ultimately realized from these awards is contingent on the named executive officer’s continued service, except in the event of termination of employment under certain circumstances, and will depend on the future performance of our stock price and, for PSU awards, achieving specific Company financial objectives. The terms and conditions of these awards are described in the narrative following the Grants of Plan-Based Awards in 2014 Table on page 44.

32          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Performance Results for Our 2012 PSU Awards

PSU awards, which vest (if at all) after the completion of a three-year performance period, provide our senior executives with a strong incentive for achieving specific financial results that support our goal for creating long-term stockholder value. The performance measure for the PSU awards granted in 2012 was our consolidated adjusted underlying net operating income growth (“core NOI growth”) measured on a three-year annualized growth rate basis. In setting the target and determining the payouts at varying levels of performance for these PSU awards, the Compensation Committee believed that 10% annualized core NOI growth was a challenging goal to maintain through all economic cycles. Depending on actual financial performance results, 0% to 200% of the number of PSUs granted is delivered in shares of our common stock.

	Payout (as a % of Target)	2012 PSU Awards
Performance Level		Core NOI Growth
Maximum	200%	≥ 13%
Target	100%	10%
Threshold	40%	4%
Below Threshold	0%	<4%

Note: Interpolation is used to determine the payout (as a % of target) for a performance result between threshold/target or target/maximum.

“Core NOI growth” is the year-over-year change of consolidated net operating income calculated in accordance with GAAP, adjusted for “noteworthy items” identified in Exhibit A to this proxy statement (adjusted operating income), and adjusted further for the impact of acquisitions and dispositions and currency exchange rate fluctuations. For a reconciliation of adjusted net operating income to the most directly comparable GAAP financial measures, please see Exhibit A to this proxy statement.

The performance measure, performance levels and associated payout scale for our PSU awards have remained the same for our LTI awards from 2011 to 2014 and align with our long-term growth targets communicated on our 2010 Investor Day.

The following chart shows the threshold, target and maximum performance levels, with corresponding payouts as a percentage of target, for the PSU awards granted to our senior executives in 2012. The chart also shows our actual core NOI growth for the three-year performance period (2012-2014) applicable to the determination of the number of shares of our common stock earned for these awards.

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Executive Compensation (Continued)

The following table shows our annualized core NOI growth for the three-year performance period (13.6%) and the corresponding payout for our 2012 PSU awards as a percentage of target.

Core NOI Growth				Payout of 2012 PSU Award (as a % of Target)
2012	2013	2014	Annualized 2012-2014
13.7%	15.1%	12.0%	13.6%	200%

Changes for 2015

For 2015, we made certain changes with respect to our PSU awards, our annual bonus framework and our peer group for executive compensation purposes, as discussed below.

PERFORMANCE MEASURE FOR PSU AWARDS

The performance measure for the PSU awards granted in 2015 is adjusted EPS, as defined below, measured on a three-year annualized growth rate basis. The Compensation Committee set the target performance level at 13% to align with the long-term growth target communicated on our Investor Day in March 2014 and believes it is a challenging goal to maintain through all economic cycles. The following table displays the payout (as a % of target) associated with achievement of maximum, target and threshold performance levels for our PSU awards granted in 2015 compared to 2011 to 2014.

Performance Level	Payout (as a % of Target)	2015 PSU Award Adjusted EPS Growth		2011 to 2014 PSU Awards Core NOI Growth
Maximum	200%	≥	16%	≥	13%
Target	100%		13%		10%
Threshold	40%		7%		4%
Below Threshold	0%		<7%		<4%
Note: Interpolation is used to determine the payout (as a % of target) for a performance result between threshold/target or target/maximum.

For the 2015 PSU awards, EPS is the earnings per share from continuing operations calculated in accordance with GAAP, adjusted for the impact of “noteworthy items” (adjusted diluted EPS), and adjusted further for the variation between actual and budgeted results for Marsh & McLennan Risk Capital Holdings, Ltd., the legal entity through which the Company owns interests in private equity funds and other investments, and for the costs related to the early extinguishment of debt.

ANNUAL BONUS FRAMEWORK

The Compensation Committee made two changes to the annual bonus framework for 2015. First, the financial performance measure for the CEO and other corporate senior executives was changed from adjusted EPS to Company net operating income. Net operating income is now the financial performance measure for all senior executives, at either the Company or operating company level. As described above, the 2015 performance measure for PSU awards is now adjusted EPS. We believe that, in general, it is appropriate to use different measures for short-term and long-term incentive programs.

Second, three companies were replaced in the comparator group for the assessment of competitive financial performance (each with a 5% weighting), as indicated in the table below, to align more closely with our competitive environment. The revised comparator group also serves as our new peer group for executive compensation purposes.

Companies Removed	Companies Added
Booz Allen Hamilton Holding Corporation	Aetna Inc.
Fiserv, Inc.	Arthur J. Gallagher & Co.
Visa Inc.	The Travelers Companies, Inc.

34          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

PEER GROUP FOR EXECUTIVE COMPENSATION PURPOSES

The Compensation Committee regularly reviews the companies that are considered direct competitors for compensation comparisons. In 2015, the Compensation Committee determined a peer group for executive compensation purposes based on business lines, talent pool and company size that is broader than our 2014 group of direct competitors. This peer group of 12 companies (as listed below), along with the S&P 500®, will also serve as the comparator group against which the Company will be measured for the assessment of 2015 competitive financial performance under our annual bonus framework, thereby aligning our pay and performance comparisons at the Company level. The Compensation Committee will continue to review executive compensation data disclosed in the publicly available filings of the companies that we consider to be our direct competitors.

Marsh & McLennan Companies, Inc. 2015 Peer Group for Executive Compensation
Accenture plc	Arthur J. Gallagher & Co.	Towers Watson & Co.
ACE Limited	Automatic Data Processing, Inc.	The Travelers Companies, Inc.
Aetna Inc.	Chubb Corporation	Willis Group Holdings plc
Aon plc	CIGNA, Inc.	Xerox Corporation

Benefit Plans and Other Programs

RETIREMENT AND DEFERRED COMPENSATION PLANS

We maintain a defined benefit retirement program in the U.S. consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and nonqualified Supplemental Retirement Plan. We also maintain the Supplemental Savings & Investment Plan (“SSIP”), an unfunded nonqualified defined contribution retirement plan that is coordinated with our 401(k) Savings & Investment Plan. We offer these plans, in which all of our senior executives are eligible to participate, to maintain a competitive compensation program. We do not have individually-designed defined benefit arrangements for any named executive officer.

Earnings with respect to all of our nonqualified defined contribution plans are based upon actual market performance, and preferential or above-market earnings are not offered. The features of our U.S. retirement program, including the present value of the accumulated pension benefits for our named executive officers as of the end of 2014, are presented in further detail in “Defined Benefit Retirement Program” on page 49. Additional information about the SSIP, including individual amounts deferred by our named executive officers, Company contributions and earnings during 2014, as well as account balances as of the end of 2014, is presented in “Nonqualified Deferred Compensation” on page 51.

SEVERANCE ARRANGEMENTS

Severance payments and benefits for our senior executives are determined under our Senior Executive Severance Pay Plan, which provides for severance payments in the event of an involuntary termination of employment without cause (as defined in the plan) in an amount equal to the sum of the senior executive’s then-current base salary and average annual bonus award over the three prior years, plus an amount equal to a pro rata bonus for the year of termination.

While compensation decisions regarding our senior executives affect the potential payments under these arrangements, the existence of these severance arrangements did not affect the Compensation Committee’s decisions with respect to other elements of compensation for our named executive officers because these severance arrangements are contingent in nature and may never be triggered.

The terms of the Senior Executive Severance Pay Plan are discussed more fully in “Termination of Employment” on page 54. The amount of the estimated payments and benefits payable to our named executive officers, assuming a termination of employment as of the last business day of 2014, is presented in “Potential Payments Upon Termination or Change in Control” on page 52.

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Executive Compensation (Continued)

CHANGE-IN-CONTROL ARRANGEMENTS

Change-in-control payments and benefits are provided to our senior executives through our equity-based compensation plans and the Senior Executive Severance Pay Plan, as applicable. These arrangements are intended to retain our senior executives and provide continuity of management in the event of an actual or potential change in control of the Company. Consistent with this objective, the terms of all our outstanding and unvested equity-based awards contain a “double-trigger” vesting provision, which requires both a change in control of the Company and a subsequent specified termination of employment for vesting to be accelerated. The Senior Executive Severance Pay Plan also includes a “double-trigger” change-in-control vesting provision rather than providing severance payments solely on the basis of a change in control of the Company. We believe that requiring a “double trigger,” rather than providing severance payments (and vesting of equity-based awards) solely on the basis of a change in control, is more consistent with the purpose of encouraging the continued employment of our senior executives following a change in control of the Company.

We do not provide change-in-control golden parachute excise tax reimbursements to any of our senior executives under any plan or arrangement. Previous equity-based compensation plans contained such a reimbursement provision; however, all of the equity-based awards that had been granted under such plans were fully vested as of February 21, 2015, so this provision no longer applies.

The amount of the estimated payments and benefits payable to our named executive officers, assuming a change in control of the Company and subsequent specified termination of employment as of the last business day of 2014, is presented in “Potential Payments Upon Termination or Change in Control” on page 52.

OTHER BENEFITS AND PERQUISITES

Our senior executives are eligible to participate in our health and welfare benefit programs on the same basis as our other eligible employees. We also provide certain perquisites and other personal benefits to our senior executives. In general, the perquisites or other personal benefits provided to our senior executives include (i) the cost of financial counseling and certain income tax return preparation and (ii) from time to time, the relocation costs associated with hiring newly recruited or promoted senior executives.

In addition, the Compensation Committee determined to provide Mr. Glaser access to a car and driver for business and commuting purposes and to corporate aircraft, in which we maintain fractional interests, for business and personal travel (with such personal air travel limited to an amount not to exceed $100,000 per calendar year as determined based on the aggregate incremental cost of such travel to the Company).

The incremental cost of providing perquisites and other personal benefits during 2014 to our named executive officers is presented in the footnotes to the “All Other Compensation” column of the 2014 Summary Compensation Table on page 41. The imputed income attributable to Mr. Glaser’s personal use of corporate aircraft and a car service for commuting was taxable income to Mr. Glaser. The taxes associated with this income were not reimbursed or paid by the Company.

36          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Risk and Reward Features of Executive Compensation Corporate Governance Policies

The Compensation Committee strives to maintain an appropriate balance between risk and reward in support of our overall business strategy. Our executive compensation principles, policies and practices are designed to encourage an appropriate level of risk-taking but not to encourage our senior executives to take excessive or unnecessary risks. To achieve this balance, we maintain the following policies and practices:

Feature	Description
Balanced Total Compensation Approach	The mix of base salary, annual bonus opportunity and LTI awards places appropriate balance on both the shorter-term and longer-term aspects of each senior executive’s responsibilities and performance, without undue emphasis on any single element of compensation.
Performance-Based Annual Bonus Program	Awards to senior executives are made based on both financial performance measures, which relate to fiscal-year performance, and strategic performance objectives, which may relate to longer-term and qualitative objectives. We have also incorporated a relative financial measure, based on EPS growth, into the assessment of our financial performance. All bonus decisions for the senior executives are made by the Compensation Committee. In addition, bonuses are individually determined and are limited to a maximum of 200% of pre-established target levels. We do not guarantee annual bonuses for senior executives, except in special situations such as the initial bonus award after a senior executive’s hire if the guarantee is deemed necessary to attract a candidate to join us.
Stockholder-Focused LTI Program

Equity-based awards to senior executives are granted annually on a discretionary basis by the Compensation Committee taking into consideration each individual’s past performance and expected future contributions. Awards are made in a combination of stock options, restricted stock unit (“RSU”) awards and PSU awards to align the financial interests of the senior executives with maximizing our return to stockholders. PSU awards are earned based on our achievement of a specified financial performance, as determined by the Compensation Committee, over a three-year performance period.

All equity-based awards have multi-year vesting requirements with complete forfeiture of unvested awards upon a voluntary termination of employment by a senior executive (other than by reason of retirement) or termination of employment for cause. In addition, the terms of all our outstanding and unvested equity-based awards contain a “double-trigger” vesting provision in the event of a change in control of the Company and we do not provide change-in-control golden parachute excise tax reimbursements to any of our senior executives under any plan or arrangement.

Required Executive Stock Ownership	Senior executives are required to acquire and hold shares or stock units of our common stock with an aggregate value at least equal to a specified multiple of their base salary. Senior executives may not sell shares acquired in connection with the distribution of stock units or exercise of stock options until and unless the specified multiple of base salary is reached and maintained.
Prohibition Against Speculative Activities, Hedging or Pledging of Company Stock	We prohibit our employees, including our senior executives, from engaging in speculative or hedging activities (including short sales, purchases or sales of puts or calls and trading on a short-term basis) in our common stock. Our senior executives must obtain approval from our legal department before pledging our securities as collateral for a loan or any other purpose.

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Executive Compensation (Continued)

Feature	Description
“Clawback” Policies	We may, to the extent permitted by applicable law, cancel or require reimbursement of any annual bonus awards received by a senior executive if and to the extent that: (i) the amount of the award was based on the achievement of specified consolidated and/or operating company financial results, and we subsequently restate those financial results; (ii) in the Compensation Committee’s judgment, the senior executive engaged in intentional misconduct that contributed to the need for the restatement; and (iii) the senior executive’s award would have been lower if the financial results in question had been properly reported. In such case, we will seek to recover from the senior executive the amount by which the actual annual bonus award paid for the relevant period exceeded the amount that would have been paid based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed. Also, our 2011 Incentive and Stock Award Plan allows us to “claw back” outstanding or already-settled equity-based awards.
Severance Payments	Severance protections for our senior executives are set at a uniform level equal to his or her base salary and three-year average annual bonus award (a “1x multiple”). In addition, we will not enter into a severance agreement with a senior executive that provides for any cash severance payment that exceeds 2.99 times the sum of his or her base salary and three-year average annual bonus award without stockholder approval.

In light of the above, and based on management’s annual review and analysis focused on the incentive compensation programs covering our general employee population, we believe our compensation policies and practices do not encourage excessive or inappropriate risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

We have maintained stock ownership guidelines for our senior executives since 2007. We believe that these guidelines help align the financial interests of our senior executives with our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. These guidelines are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management’s commitment to long-term value creation. Our senior executives are required, over a five-year period, to acquire and hold shares or stock units of our common stock with an aggregate value at least equal to a specified multiple of their base salary. The current multiples for our named executive officers are as follows:

Named Executive Officer	Ownership Level (as a multiple of base salary)
CEO	6x
Other named executive officers	3x

As of February 28, 2015, all of our named executive officers were in compliance with the stock ownership guidelines.

Additional information concerning our stock ownership guidelines is available on our website under: http://www.mmc.com/about/SeniorExecutiveStockOwnershipGuidelines2014.pdf.

HOLDING REQUIREMENT FOR EQUITY-BASED AWARDS

Under our stock ownership guidelines, our senior executives are required to hold shares of our common stock acquired in connection with the distribution of stock units or exercise of stock options (net of tax withholdings and, in the case of stock options, the exercise price) until the required multiple of base salary is reached. In addition, our senior executives may not sell any shares of our common stock, however acquired, unless their ownership interest after such sale is at or above the required multiple of base salary stipulated under the stock ownership guidelines.

38          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows public companies a deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code or satisfies the conditions of a different exemption from the deduction limit.

With respect to the incentive compensation paid to our senior executives for 2014, we sought to pay incentive compensation that was deductible for federal income tax purposes by paying our annual bonuses and granting certain annual LTI awards to our named executive officers pursuant to a stockholder-approved plan that satisfied the requirements of the Section 162(m) “performance-based compensation” exemption. Under this plan, an annual incentive award pool was established based on our net operating income for the year. As permitted under the plan, the Compensation Committee could exercise its discretion to reduce (but not increase) the size of the amounts potentially payable to our named executive officers pursuant to the plan’s award formula.

Notwithstanding our efforts to maximize the tax deductibility of the incentive compensation paid to our senior executives, we may from time to time approve elements of compensation for certain senior executives that are not fully tax deductible, and we reserve the right to do so in appropriate circumstances. For example, a portion of Mr. Glaser’s base salary ($1,400,000) is not tax deductible.

We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code governing the provision of nonqualified deferred compensation to our service providers.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense relating to share-based payments (such as stock options, PSU awards and RSU awards) in our financial statements. The recognition of this expense has not caused us to limit or otherwise significantly alter the equity-based compensation element of our executive compensation program. This is because we believe equity-based compensation is a necessary component of a competitive executive compensation program and fulfills important program objectives. The Compensation Committee considers the potential impact of FASB ASC Topic 718 on any proposed change to the equity-based compensation element of our program.

Additional Considerations

This Compensation Discussion and Analysis includes statements regarding the use of various performance measures and related target levels in the limited context of our executive compensation program. These target levels are not intended to be statements of management’s expectations of our future financial results or other guidance. Investors should not apply these target levels in any other context.

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Executive Compensation (Continued)

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis, as well as the accompanying compensation tables. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS

H. Edward Hanway (Chair)	Steven A. Mills
Oscar Fanjul	Morton O. Schapiro
Lord Lang of Monkton	R. David Yost

40          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Compensation of Executive Officers

2014 Summary Compensation Table

The following table provides information regarding the compensation of our President and Chief Executive Officer, Chief Financial Officer and our three other most highly-compensated executive officers who were executive officers as of December 31, 2014.

Name & Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($) (7)
Daniel S. Glaser	2014	1,400,000	—	4,425,024	4,425,005	3,900,000	585,224	171,386	14,906,638
President and CEO, Marsh & McLennan Companies, Inc.	2013	1,400,000	—	3,900,002	3,900,005	3,750,000	173,264	164,058	13,287,328
	2012	1,000,000	—	2,500,039	2,500,004	3,900,000	276,596	40,899	10,217,538
J. Michael Bischoff	2014	725,000	—	500,064	500,002	1,850,000	794,422	25,796	4,395,283
Chief Financial Officer, Marsh & McLennan Companies, Inc.	2013	650,000	—	500,055	500,005	1,650,000	119,222	20,975	3,440,257
	2012	597,771	—	1,650,054	50,005	1,300,000	576,644	19,458	4,193,932
Peter Zaffino	2014	975,000	—	1,625,088	1,625,005	3,100,000	441,893	45,707	7,812,694
President and Chief Executive Officer, Marsh Inc.	2013	900,000	—	1,625,049	1,625,001	3,000,000	4,592	32,000	7,186,643
	2012	900,000	—	1,500,062	1,500,004	2,850,000	227,131	36,802	7,013,998
Julio A. Portalatin	2014	887,500	—	1,050,048	1,050,003	2,600,000	235,938	37,156	5,860,645
President and Chief Executive Officer, Mercer Inc.	2013	850,000	850,000	1,000,036	1,000,004	2,400,000	220,415	36,805	6,357,260
	2012	779,167	850,000	1,375,073	875,003	2,100,000	—	7,491	5,986,733
Peter J. Beshar	2014	800,000	—	1,100,064	1,100,004	1,400,000	516,204	36,136	4,952,408
Executive Vice President & General Counsel, Marsh & McLennan Companies, Inc.

(1)	Mr. Glaser was appointed our President and CEO effective January 1, 2013. For Mr. Beshar, only compensation for 2014 is shown because he was not a named executive officer for 2013 or 2012.
(2)	The amounts reported in the “Bonus” column represent a cash payment to Mr. Portalatin, who joined the Company on February 1, 2012, one-half of which was paid within 30 days after the commencement of his employment and the remainder of which vested and was paid in February 2013, following the first anniversary of his employment commencement date. The award replaced forfeited compensation from Mr. Portalatin’s former employer.
(3)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of the awards for the years ended December 31, 2014, December 31, 2013 and December 31, 2012, respectively, computed in accordance with FASB ASC Topic 718. The amount reported in the “Stock Awards” column represents both PSU and RSU awards. The grant date fair values of the PSU awards granted in each of these years to each of the named executive officers is reported based on performance at the target level. As stated in the description of the PSU awards following the “Grants of Plan-Based Awards in 2014” table on page 44, the payout based on maximum performance is 200% of the target level, which, if achieved, would correspond to the values reported in the table below, holding constant the grant date fair value of the Company’s common stock. The assumptions used in calculating the amounts reported for awards granted in 2014 are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. The assumptions used in calculating the amounts reported for awards granted prior to 2014 are included in the footnote captioned “Stock Benefit Plans” to the Company’s audited financial statements for the relevant fiscal year, included in the Company’s Annual Reports on Form 10-K previously filed with the SEC. The amounts reported in these columns may differ slightly from the corresponding amounts shown in the “Grants of Plan-Based Awards in 2014” table on page 44 due to rounding to the nearest whole dollar as required by the SEC rules. In addition, the amounts reported in these columns differ slightly from the amounts disclosed in the “2014 and 2015 Annual Total Direct Compensation of Named Executive Officers” section (page 24) of the Compensation Discussion and Analysis due to rounding to the nearest whole share.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Granted Assuming Target Performance (100%) ($)	Grant Date Fair Value of Performance Share Unit Awards Granted Assuming Maximum Performance (200%) ($)
Mr. Glaser	2014	2,212,512	4,425,024
	2013	1,950,001	3,900,002
	2012	1,250,020	2,500,039
Mr. Bischoff	2014	250,032	500,064
	2013	250,027	500,054
	2012	50,028	100,055
Mr. Zaffino	2014	812,544	1,625,088
	2013	812,525	1,625,049
	2012	750,031	1,500,062
Mr. Portalatin	2014	525,024	1,050,048
	2013	500,018	1,000,036
	2012	437,526	875,052
Mr. Beshar	2014	550,032	1,100,064

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Executive Compensation (Continued)

(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts received for annual bonus awards, as described in the “Annual Bonus” section (pages 27 to 32) of the Compensation Discussion and Analysis. The awards earned in respect of 2014 were determined by the Compensation Committee at its meeting on February 23, 2015 and were paid on February 27, 2015.
(5)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the increase (or decrease) in the present value of the named executive officers’ benefits (both vested and unvested) under the tax-qualified Marsh & McLennan Companies Retirement Plan, the Company’s Benefit Equalization Plan and the Company’s Supplemental Retirement Plan. For 2014, the amount reported for each named executive officer reflects changes in age and service, the interest rate and the mortality assumption projecting longer life expectancies, and any change in base salary. The assumptions used in calculating the amounts reported are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. The Company’s retirement program is described in further detail in “Defined Benefit Retirement Program” on page 49. No named executive officer received preferential or above-market earnings on deferred compensation.
(6)	The following items are reported in the “All Other Compensation” column for the named executive officers in 2014:

ALL OTHER COMPENSATION

Name	Company Contributions to Defined Contribution Plans ($) (a)	Employee Stock Purchase Plan Interest ($) (b)	Financial Planning and Income Tax Preparation ($) (c)	Personal Use of Corporate Aircraft ($) (d)	Personal Use of Car Service ($) (e)	Total
Mr. Glaser	42,000	0	12,529	91,457	25,400	171,386
Mr. Bischoff	21,750	21	4,025	0	0	25,796
Mr. Zaffino	29,250	0	16,457	0	0	45,707
Mr. Portalatin	26,625	0	10,531	0	0	37,156
Mr. Beshar	24,000	0	12,136	0	0	36,136

(a)	These amounts include the Company’s matching contributions under the Company’s 401(k) Savings & Investment Plan and Supplemental Savings and Investment Plan (SSIP) attributable to 2014. The Company’s 401(k) Savings & Investment Plan is a tax-qualified defined contribution plan. The SSIP is a nonqualified defined contribution plan and is described in further detail in the “Nonqualified Deferred Compensation” section (page 51).
(b)	This amount represents interest credited on the named executive officer’s account within the Company’s tax-qualified employee stock purchase plan.
(c)	These amounts represent the cost to the Company of offering personal financial planning and tax preparation services to the named executive officers. The imputed income attributable to these services was taxable income to the named executive officer. The taxes associated with this income were not reimbursed or paid by the Company.
(d)	This amount represents the incremental cost to the Company of Mr. Glaser’s personal use of corporate aircraft in which the Company owns a fractional interest. The incremental cost has been calculated by adding the incremental variable costs associated with personal flights on each of the aircraft (including hourly charges, taxes, passenger fees, international fees and catering). The imputed income attributable to his personal use of corporate aircraft was taxable income to Mr. Glaser. The taxes associated with this income were not reimbursed or paid by the Company.
(e)	This amount represents the cost to the Company of Mr. Glaser’s personal use of a car service for work/home travel. The imputed income attributable to his personal use of a car service was taxable income to Mr. Glaser. The taxes associated with this income were not reimbursed or paid by the Company.

(7)	The total amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by the SEC rules.

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Executive Compensation (Continued)

EMPLOYMENT LETTERS

The Company has employment letters with each of the named executive officers that follow a common template, approved by the Compensation Committee, and include the following principal terms:

•	Base salary, target annual bonus opportunity and target annual long-term incentive award opportunity, and applicable payment ranges. Actual annual bonus payments and annual long-term incentive awards are based on factors described in the “Annual Bonus” section (pages 27 to 32) and “Annual LTI Compensation” section (page 32) of the Compensation Discussion and Analysis;

•	Participation in the Company’s Senior Executive Severance Pay Plan, as described in the “Severance Arrangements” section (page 35) of the Compensation Discussion and Analysis and the “Potential Payments Upon Termination or Change in Control” section (page 52); and

•	Noncompetition, nonsolicitation and confidentiality covenants in favor of the Company.

Mr. Glaser’s Employment Letter

Mr. Glaser’s current terms of employment as our President and Chief Executive Officer, as approved by the Compensation Committee, are as follows:

•	an annual base salary of $1,400,000;

•	an annual bonus opportunity with a target level of $2,800,000;

•	an annual long-term incentive award with a target grant date fair value of $8,000,000;

•	continued participation in the Senior Executive Severance Pay Plan; and

•	access to a car and driver for business and commuting purposes and to the corporate aircraft, in which we maintain fractional interests, for business and personal travel (with such personal air travel limited to an amount not to exceed $100,000 per calendar year as determined based on the aggregate incremental cost of such travel to the Company).

In consideration for these arrangements, Mr. Glaser entered into noncompetition and nonsolicitation covenants in favor of the Company for the duration of his employment and for 24 months following his termination of employment.

In 2014, the Compensation Committee increased Mr. Glaser’s annual long-term incentive award target grant date fair value from $7,800,000 to $8,000,000, taking into account external market competitiveness and an evaluation of his role.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          43

Executive Compensation (Continued)

Grants of Plan-Based Awards in 2014

The following table provides information on the grants of plan-based awards made to the named executive officers in 2014. Amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to the target annual cash bonus opportunities in respect of 2014. The terms and conditions of these awards are described in the “Annual Bonus” section (pages 27 to 32) of the Compensation Discussion and Analysis. The remaining columns relate to plan-based equity-based awards granted in 2014 under the 2011 Incentive and Stock Award Plan. The equity-based awards generally consist of PSU awards, RSU awards and stock options with respect to shares of the Company’s common stock. The terms and conditions of these awards are described in the narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Closing Stock Price on Date of Grant ($/Sh) (6)	Grant Date Fair Market Value of Stock and Option Awards ($) (7)
(a)	(b) (1)	(c)	(d) (2)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel S. Glaser		0	2,800,000	5,600,000
	2/24/2014				0	46,094	92,188					2,212,512
	2/24/2014							46,094				2,212,512
	2/24/2014								458,075	48.000	48.070	4,425,005
J. Michael Bischoff		0	1,250,000	2,500,000
	2/24/2014				0	5,209	10,418					250,032
	2/24/2014							5,209				250,032
	2/24/2014								51,760	48.000	48.070	500,002
Peter Zaffino		0	2,250,000	4,500,000
	2/24/2014				0	16,928	33,856					812,544
	2/24/2014							16,928				812,544
	2/24/2014								168,220	48.000	48.070	1,625,005
Julio A. Portalatin		0	1,700,000	3,400,000
	2/24/2014				0	10,938	21,876					525,024
	2/24/2014							10,938				525,024
	2/24/2014								108,696	48.000	48.070	1,050,003
Peter J. Beshar		0	950,000	1,900,000
	2/24/2014				0	11,459	22,918					550,032
	2/24/2014							11,459				550,032
	2/24/2014								113,872	48.000	48.070	1,100,004

(1)	The equity-based awards granted on February 24, 2014 reported in this table were approved by the Compensation Committee at its meeting on the same date.
(2)	The actual annual cash bonuses awarded to the named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table.
(3)	The amounts reported in columns (f), (g) and (h) reflect PSU awards granted on February 24, 2014. The terms and conditions of these awards are described in the narrative following this table.
(4)	The amounts reported in column (i) reflect the RSU awards granted on February 24, 2014. The terms and conditions of these awards are described in the narrative following this table.
(5)	The amounts reported in column (j) reflect nonqualified stock options granted on February 24, 2014. The terms and conditions of these awards are described in the narrative following this table.
(6)	The stock options granted on February 24, 2014 have an exercise price of $48.00 per share, equal to the average of the high and low trading prices of shares of the Company common stock on February 21, 2014, the trading date immediately preceding the date of grant. The closing market price of the Company’s common stock on the date of grant was $48.07 per share, which was higher than the stock option exercise price.
(7)	The grant date fair value reported for the PSU awards is based on payment at the target level.

44          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

STOCK OPTIONS

Stock options represent the right to purchase a specified number of shares of the Company’s common stock at a specified exercise price for a specified period of time. Stock options are scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date, with earlier vesting and shortened exercisability in the event of death, disability and specified terminations of employment. The stock options granted to the named executive officers on February 24, 2014 are scheduled to vest on February 24, 2015, 2016, 2017 and 2018 and will expire no later than February 23, 2024. The stock options have an exercise price equal to the average of the high and low trading prices of shares of the Company’s common stock on the trading day immediately preceding the grant date.

RESTRICTED STOCK UNIT AWARDS

An RSU represents a promise to deliver a share of the Company’s common stock as soon as practicable after vesting. Annual awards of RSUs are scheduled to vest in three equal annual installments beginning on the 28th of the month in which the first anniversary of the grant date occurs, with earlier full or pro rata vesting in the event of death, disability and specified terminations of employment. The RSU awards granted to the named executive officers on February 24, 2014 are scheduled to vest on February 28, 2015, 2016 and 2017. RSU awards include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested RSU. Dividend equivalents that relate to RSUs that do not vest or are forfeited also will be forfeited. Holders of RSU awards have no right to vote the shares of common stock subject to the award.

PERFORMANCE STOCK UNIT AWARDS

A PSU represents a promise to deliver, as soon as practicable after the end of the performance period, a number of shares of the Company’s common stock ranging from 0% to 200% of the number of PSUs granted, depending on the Company’s achievement of a three-year financial performance objective determined by the Compensation Committee. The performance measure is the Company’s consolidated adjusted underlying net operating income growth (“core NOI growth”) on a three-year compound annualized growth rate basis. The targeted core NOI growth rate is 10%, which supports our strategy for creating long-term stockholder value. The PSU awards granted to the named executive officers on February 24, 2014 are scheduled to vest on February 28, 2017, with earlier full or pro rata vesting in the event of death, disability and specified terminations of employment. PSU awards include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested PSU. Dividend equivalents that relate to PSU awards that do not vest or are forfeited also will be forfeited. Holders of PSU awards have no right to vote the shares of common stock subject to the award.

The treatment of these awards upon termination of employment or a change in control of the Company is described in further detail in “Potential Payments Upon Termination or Change in Control” on page 52.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          45

Executive Compensation (Continued)

2014 Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information concerning equity-based awards held by the named executive officers as of December 31, 2014. All outstanding equity awards are with respect to shares of the Company’s common stock.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Daniel S. Glaser	12/10/2007	100,000	0	25.815	12/9/2017
	2/23/2009	653,595	0	19.045	2/22/2019
	2/22/2010	618,557	0	22.705	2/21/2020
	2/21/2011	224,888	74,963	30.595	2/20/2021
	2/24/2012	206,954	206,954	31.885	2/23/2022
						2/24/2012	13,068	748,012
						2/24/2012			78,408	4,488,074
	2/25/2013	157,258	471,775	36.495	2/24/2023
						2/25/2013	35,622	2,039,003
						2/25/2013			106,864	6,116,895
	2/24/2014	0	458,075	48.000	2/23/2024
						2/24/2014	46,094	2,638,421
						2/24/2014			92,188	5,276,841
J. Michael Bischoff	3/15/2006	4,286	0	30.215	3/14/2016
	2/12/2007	4,688	0	29.600	2/11/2017
	2/22/2010	17,011	0	22.705	2/21/2020
	2/21/2011	5,622	1,875	30.595	2/20/2021
	2/24/2012	4,139	4,140	31.885	2/23/2022
						2/24/2012	1,046	59,873
						2/24/2012			3,138	179,619
						10/1/2012	14,782	846,122
	2/25/2013	20,161	60,485	36.495	2/24/2023
						2/25/2013	4,568	261,472
						2/25/2013			13,702	784,302
	2/24/2014	0	51,760	48.000	2/23/2024
						2/24/2014	5,209	298,163
						2/24/2014			10,418	596,326
Peter Zaffino	2/23/2009	100,000	0	19.045	2/22/2019
	2/22/2010	309,279	0	22.705	2/21/2020
	2/21/2011	112,444	37,482	30.595	2/20/2021
	2/24/2012	124,172	124,173	31.885	2/23/2022
						2/24/2012	7,841	448,819
						2/24/2012			47,046	2,692,913
	2/25/2013	65,524	196,573	36.495	2/24/2023
						2/25/2013	14,843	849,613
						2/25/2013			44,528	2,548,783
	2/24/2014	0	168,220	48.000	2/23/2024
						2/24/2014	16,928	968,959
						2/24/2014			33,856	1,937,917

46          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Julio A. Portalatin						2/1/2012	15,781	903,304
	2/24/2012	72,434	72,434	31.885	2/23/2022
						2/24/2012	4,574	261,816
						2/24/2012			27,444	1,570,895
	2/25/2013	40,322	120,969	36.495	2/24/2023
						2/25/2013	9,134	522,830
						2/25/2013			27,402	1,568,490
	2/24/2014	0	108,696	48.000	2/23/2024
						2/24/2014	10,938	626,091
						2/24/2014			21,876	1,252,182
Peter J. Beshar	3/15/2006	53,572	0	30.215	3/14/2016
	2/12/2007	35,157	0	29.600	2/11/2017
	2/26/2008	151,516	0	26.070	2/25/2018
	2/23/2009	285,948	0	19.045	2/22/2019
	2/22/2010	270,619	0	22.705	2/21/2020
	2/21/2011	112,444	37,482	30.595	2/20/2021
	2/24/2012	86,921	86,921	31.885	2/23/2022
						2/24/2012	5,489	314,190
						2/24/2012			32,932	1,885,028
	2/25/2013	42,338	127,017	36.495	2/24/2023
						2/25/2013	9,591	548,989
						2/25/2013			28,772	1,646,909
	2/24/2014	0	113,872	48.000	2/23/2024
						2/24/2014	11,459	655,913
						2/24/2014			22,918	1,311,826

(1)	Represents vested and unvested, non-performance contingent stock options and performance-contingent stock options that have met the applicable performance criteria. The unvested stock options ratably vest and become exercisable in 25% increments on the first four anniversaries of the grant date.

(2)	The following table provides the vesting schedule of the restricted stock unit awards that were not vested as of December 31, 2014.

Grant Date	Name of Executive	Vesting Schedule
2/1/2012	Julio A. Portalatin	100% vesting on February 15, 2015
2/24/2012	All	100% vesting on February 28, 2015
10/1/2012	J. Michael Bischoff	100% vesting on October 15, 2015
2/25/2013	All	50% vesting on each February 28, 2015 and 2016
2/24/2014	All	33 1/3% vesting on each February 28, 2015, 2016 and 2017

(3)	Based on the closing price per share of the Company’s common stock on December 31, 2014 ($57.24), the last trading day of 2014.
(4)	Represents the number of shares underlying PSU awards, based on the achievement of maximum performance. The PSU awards granted in 2012 vested on February 28, 2015, and PSU awards granted in 2013 and 2014 will vest on February 28, 2016 and February 28, 2017, respectively, and will be paid in a number of shares of the Company’s common stock determined based on actual performance over the three-year performance period. Our core NOI growth for the individual years 2012, 2013 and 2014 was determined by the Compensation Committee in the first quarter after the end of the year. For these PSU awards, performance was tracking at or above target payout levels on December 31, 2014. If the Company does not attain the maximum cumulative target over the three-year performance period, the number of shares received by the named executive officers upon settlement will be lower. The number of deliverable shares will range from 0% to 200% of the number of PSUs granted. See the “Performance Results for Our 2012 PSU Awards” section (page 33) of the Compensation Discussion and Analysis and the narrative following the “Grants of Plan-Based Awards in 2014” table above with respect to the 2014 PSU awards granted to the named executive officers.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          47

Executive Compensation (Continued)

2014 Option Exercises and Stock Vested

The following table provides certain information concerning (i) stock options exercised by the named executive officers in 2014 and (ii) other stock awards held by the named executive officers that vested in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Daniel S. Glaser	0	0	141,743	6,820,346
J. Michael Bischoff	14,000	293,930	22,471	1,108,434
Peter Zaffino	0	0	87,993	4,246,225
Julio A. Portalatin	0	0	9,141	436,986
Peter J. Beshar	0	0	48,418	2,319,226

(1)	Based on the difference between the market price of the underlying shares of the Company’s common stock on the date of exercise and the exercise price of the stock options.
(2)	Includes distribution of shares of the Company’s common stock in connection with 2012 PSU awards that vested in 2014 and paid out at 200% of target based on Company performance (Mr. Glaser—65,372 PSUs, Mr. Bischoff—3,270 PSUs, Mr. Zaffino—32,686 PSUs and Mr. Beshar—32,686 PSUs).
(3)	Based on the average of the high and low trading prices of a share of the Company’s common stock on the trading date immediately preceding the award vesting date.

48          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Defined Benefit Retirement Program

The Company maintains a defined benefit retirement program in the United States consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan, the nonqualified Benefit Equalization Plan and the nonqualified Supplemental Retirement Plan. The Benefit Equalization Plan is a restoration plan that provides those participants subject to certain Internal Revenue Code limitations with retirement benefits on a comparable basis to those provided to employees who are not subject to such limitations. The Supplemental Retirement Plan provides for an enhanced benefit for a select group of highly compensated employees. All of the named executive officers participate in the United States defined benefit retirement program.

For participants who are eligible for these plans, annual benefits payable at age 65 in the form of a straight-life annuity are determined generally by the following formula:

•	2.0% of eligible salary for each of the first 25 years of eligible benefit service; plus

•	1.6% of eligible salary for each of the next five years of eligible benefit service; plus

•	1.0% of eligible salary for each year of eligible benefit service over 30 years.

The above sum is reduced by an amount representing a portion of the participant’s estimated Social Security benefit. Participants who are at least age 65 are eligible for normal retirement benefits and participants who have attained five years of vesting service and are at least age 55 are eligible for early retirement benefits. Of the named executive officers, Mr. Bischoff is eligible for a normal retirement benefit. Benefits under the retirement program vest upon the earliest of (i) a participant’s attainment of five years of service, (ii) attainment of age 65 or (iii) a change in control of the Company. All of the named executive officers except Mr. Portalatin have a vested benefit under the retirement program.

The present value of the accumulated pension benefits of the named executive officers who participate in these plans as of the end of 2014, as well as other information about each of our defined benefit pension plans, is reported in the table below. Assumptions used in the calculation of these amounts, other than retirement age, are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. The assumed retirement age used for purposes of this table is 67.2 years for Mr. Bischoff and 65 years for all other named executives. Benefits under the tax-qualified Marsh & McLennan Companies Retirement Plan are generally paid as a monthly annuity for the life of the retiree and his or her designated survivor, if the participant has elected to be paid on a joint and survivor basis. Benefits earned and vested under the nonqualified plans prior to 2005 may be payable as a lump sum as well. The lump-sum option is only available to Mr. Bischoff because none of the other named executive officers have nonqualified plan benefits that were earned and vested as of December 31, 2004. The Company’s policy for funding its obligation under the tax-qualified plan is to contribute amounts at least sufficient to meet the funding requirements set forth in applicable law. The Company is not required to, and does not, fund any of its obligations to the named executive officers under any of its nonqualified defined benefit retirement plans.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          49

Executive Compensation (Continued)

Pension Benefits Table for 2014

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Daniel S. Glaser	Qualified Retirement Plan	17.0	309,558	0
	Benefit Equalization Plan	17.0	835,196	0
	Supplemental Retirement Plan	17.0	277,488	0
	Total		1,422,242	0
J. Michael Bischoff (3)	Qualified Retirement Plan	33.0	1,514,575	0
	Benefit Equalization Plan	33.0	1,253,444	0
	Supplemental Retirement Plan	33.0	899,577	0
	Total		3,667,595	0
Peter Zaffino	Qualified Retirement Plan	13.3	300,489	0
	Benefit Equalization Plan	13.3	566,812	0
	Supplemental Retirement Plan	13.3	197,744	0
	Total		1,065,045	0
Julio A. Portalatin	Qualified Retirement Plan	2.9	102,295	0
	Benefit Equalization Plan	2.9	257,278	0
	Supplemental Retirement Plan	2.9	86,716	0
	Total		446,289	0
Peter J. Beshar	Qualified Retirement Plan	10.2	295,527	0
	Benefit Equalization Plan	10.2	740,698	0
	Supplemental Retirement Plan	10.2	259,080	0
	Total		1,295,305	0

(1)	Represents years of benefit accrual service as of December 31, 2014. Mr. Glaser’s 17.0 years of service includes 9.9 years of service for his prior period of service with Marsh from July 1982 through May 1992.
(2)	Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 67.2 years for Mr. Bischoff and 65 years for all other named executive officers, are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. The U.S. Retirement Program provides a survivor benefit, in the form of a monthly annuity, to a qualifying spouse or domestic partner upon the death of a vested participant. The present value of this survivor benefit in the event of death on December 31, 2014 was $1,358,710 for Mr. Glaser, $1,996,049 for Mr. Bischoff, $478,927 for Mr. Zaffino and $1,265,254 for Mr. Beshar. The survivor benefit was not applicable to Mr. Portalatin since he did not have a vested accrued benefit under the United States defined benefit retirement program as of December 31, 2014. The total amounts reported in this column may not equal the sum of amounts reflected due to rounding to the nearest whole dollar as required by the SEC rules.
(3)	Mr. Bischoff is eligible for a normal retirement benefit. His normal retirement benefit is separately quantified in the table included in the “Potential Payments Upon Termination or Change in Control” section (page 52).

50          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Nonqualified Deferred Compensation

The Company maintains the Supplemental Savings and Investment Plan (the “SSIP”), a nonqualified deferred compensation plan that coordinates with the Company’s 401(k) Savings & Investment Plan to give eligible participants the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under the tax-qualified plan. Under the SSIP, selected participants who have reached any one of the limitations set forth in the Internal Revenue Code under the Company’s 401(k) Savings & Investment Plan may, at their election, defer up to 30% of their base salary and notionally invest this amount in any or all of the plan’s notional investment alternatives. These alternatives consist of a variety of mutual funds and units of the Company’s common stock. Participants in the SSIP may change their investment elections at any time, both as to future deferrals and existing balances; however, once a participant notionally invests an amount in units of the Company’s common stock, that amount cannot be reallocated to any other notional investment. After a participant completes one year of service with the Company, the Company provides matching credits at the same rate as the Company’s 401(k) Savings & Investment Plan. Participants are not permitted to make withdrawals from their accounts while they are employed by the Company. Participants are generally entitled to payment of their accounts following retirement, death or disability in a lump sum or annual installments over 2 to 15 years. All of the named executive officers are eligible to participate in the SSIP.

Name	Plan Name	12/31/13 Closing Balance ($)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Daniel S. Glaser	SSIP	413,219	68,667	34,200	31,509	0	547,594
J. Michael Bischoff	SSIP	1,314,409	126,600	18,500	32,326	0	1,491,835
Peter Zaffino	SSIP	261,562	43,500	21,625	18,165	0	344,852
Julio A. Portalatin	SSIP	60,325	37,917	18,875	5,189	0	122,306
Peter J. Beshar	SSIP	637,834	32,667	16,200	68,037	0	754,738

(1)	Amounts reported in this column are also reported in the “All Other Compensation” column in the 2014 Summary Compensation Table on page 41.
(2)	Aggregate earnings are based upon the performance of a variety of mutual funds and shares of the Company’s common stock. Because these earnings are based upon actual market performance, they are not considered above-market or preferential for purposes of the SEC rules. Therefore, none of the amounts reported in this column are reportable in the 2014 Summary Compensation Table on page 41.
(3)	The amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by the SEC rules.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          51

Executive Compensation (Continued)

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated payments and benefits to be provided to the named executive officers in the event of the specified terminations of employment, including following a change in control of the Company. In accordance with SEC rules, this table assumes that the relevant triggering event occurred on December 31, 2014, the last business day of the last completed fiscal year, and that the market price of the Company’s common stock was the closing stock price as of December 31, 2014 ($57.24 per share), the last trading day of 2014.

The employment letter for each named executive officer provides that he will participate in the Company’s Senior Executive Severance Pay Plan. In general, the Senior Executive Severance Pay Plan provides for cash severance in the event of an involuntary termination of employment without “cause” (as described below) or, within the two-year period following a change in control of the Company, either by the successor entity without cause or by the participant for a termination of employment for “good reason” (as described in “Termination of Employment” below). In addition, each such named executive officer is eligible for specified benefits upon death or “disability” (as described in “Termination of Employment” below).

Cash severance under the Senior Executive Severance Pay Plan is paid in a lump sum equal to:

•	one times annual base salary;

•	one times the average of the annual bonuses paid to the participant for each of the three prior calendar years; and

•	a pro rata bonus for the year of termination

The Senior Executive Severance Pay Plan also provides 12 months of outplacement services and continued medical and dental coverage for 12 months at active employee rates. Severance payments and benefits are conditioned on the participant’s having executed a waiver and release of claims (including restrictive covenants). The cash severance amounts included in the following table reflect the employment arrangements in effect on December 31, 2014.

The terms and conditions of equity-based awards provide for full or pro rata vesting in the event of death, disability and specified terminations of employment.

Mr. Bischoff’s employment letter provides that, in the event his termination of employment does not entitle him to severance payments and benefits under the Senior Executive Severance Pay Plan, he will be eligible for a prorated annual bonus based on the portion of the year elapsed as of the date of his termination and amount determined based on the degree of achievement of goals at year-end under the annual bonus program in effect on the date of his termination.

As of December 31, 2014, none of the named executive officers, except Mr. Bischoff, were eligible to commence benefit payments under the Company’s defined benefit retirement program upon an early or normal retirement.

Name	Termination Reason	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Excise Tax Reimbursement ($) (3)	Accumulated Dividend Equivalents on Outstanding Stock Units ($)	Welfare and Retirement Benefits ($) (4) (5) (6)	Total ($) (7)
Daniel S. Glaser	Involuntary termination without cause	9,083,333	10,975,140	0	N/A	395,255	26,373	20,480,102
	Involuntary termination without cause or termination for good reason following a change in control	7,983,333	18,668,826	21,264,293	9,383	576,707	26,373	48,528,915
	Death or Disability	2,800,000	18,668,826	21,264,293	N/A	576,707	0	43,309,826
J. Michael Bischoff	Involuntary termination without cause	3,741,667	2,727,715	1,887,952	N/A	85,698	22,252	8,465,283
	Involuntary termination without cause or termination for good reason following a change in control	3,141,667	2,727,715	1,887,952	224	85,698	22,252	7,865,507
	Death or Disability	1,250,000	2,727,715	1,887,952	N/A	85,698	0	5,951,365
	Normal Retirement	1,850,000	2,697,206	1,887,952	N/A	83,723	0	6,518,881
Peter Zaffino	Involuntary termination without cause	6,966,667	5,393,496	0	N/A	205,818	26,373	12,592,354
	Involuntary termination without cause or termination for good reason following a change in control	6,116,667	8,478,045	9,779,374	4,330	281,892	26,373	24,686,681
	Death or Disability	2,250,000	8,478,045	9,779,374	N/A	281,892	0	20,789,312

52          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

Name	Termination Reason	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Excise Tax Reimbursement ($) (3)	Accumulated Dividend Equivalents on Outstanding Stock Units ($)	Welfare and Retirement Benefits ($) (4) (5) (6)	Total ($) (7)
Julio A. Portalatin	Involuntary termination without cause	5,750,000	4,108,287	0	N/A	163,327	19,341	10,040,955
	Involuntary termination without cause or termination for good reason following a change in control	4,850,000	6,079,517	5,350,417	0	212,176	19,341	16,511,451
	Death or Disability	1,700,000	6,079,517	5,350,417	N/A	212,176	4,816	13,346,926
Peter J. Beshar	Involuntary termination without cause	3,550,000	3,659,353	0	N/A	140,656	28,565	7,378,575
	Involuntary termination without cause or termination for good reason following a change in control	3,100,000	5,706,942	6,889,735	0	190,970	28,565	15,916,212
	Death or Disability	950,000	5,706,942	6,889,735	N/A	190,970	0	13,737,647

(1)	The following table sets forth the calculation of amounts shown in the “Total Cash Payment” column of the table above. For purposes of this calculation, because this table assumes that termination of employment occurs at year-end, the amount shown in the “Pro Rata Bonus” column of the table below is equal to the individual’s actual or target bonus for the entire year.

Name	Termination Reason	Base Salary ($)	Average Bonus ($)	Total ($)	Severance Multiplier	Total Severance ($) (a)	Pro Rata Bonus ($) (b)	Total Cash Payment ($) (c)
Mr. Glaser	Involuntary termination without cause	1,400,000	3,783,333	5,183,333	1	5,183,333	3,900,000	9,083,333
	Involuntary termination without cause or termination for good reason following a change in control	1,400,000	3,783,333	5,183,333	1	5,183,333	2,800,000	7,983,333
	Death or Disability	N/A	N/A	N/A	0	0	2,800,000	2,800,000
Mr. Bischoff	Involuntary termination without cause	750,000	1,141,667	1,891,667	1	1,891,667	1,850,000	3,741,667
	Involuntary termination without cause or termination for good reason following a change in control	750,000	1,141,667	1,891,667	1	1,891,667	1,250,000	3,141,667
	Death or Disability	N/A	N/A	N/A	0	0	1,250,000	1,250,000
	Normal Retirement	N/A	N/A	N/A	0	0	1,850,000	1,850,000
Mr. Zaffino	Involuntary termination without cause	1,000,000	2,866,667	3,866,667	1	3,866,667	3,100,000	6,966,667
	Involuntary termination without cause or termination for good reason following a change in control	1,000,000	2,866,667	3,866,667	1	3,866,667	2,250,000	6,116,667
	Death or Disability	N/A	N/A	N/A	0	0	2,250,000	2,250,000
Mr. Portalatin	Involuntary termination without cause	900,000	2,250,000	3,150,000	1	3,150,000	2,600,000	5,750,000
	Involuntary termination without cause or termination for good reason following a change in control	900,000	2,250,000	3,150,000	1	3,150,000	1,700,000	4,850,000
	Death or Disability	N/A	N/A	N/A	0	0	1,700,000	1,700,000
Mr. Beshar	Involuntary termination without cause	800,000	1,350,000	2,150,000	1	2,150,000	1,400,000	3,550,000
	Involuntary termination without cause or termination for good reason following a change in control	800,000	1,350,000	2,150,000	1	2,150,000	950,000	3,100,000
	Death or Disability	N/A	N/A	N/A	0	0	950,000	950,000

(a)	Reflects amounts payable by the Company in the form of a lump-sum as soon as practicable following termination of employment, subject to the individual’s execution of a waiver and release of claims for the benefit of the Company.
(b)	“Pro Rata Bonus” amounts, if any, are payable by the Company at the same time as annual bonuses for the applicable year are paid to the Company’s senior executives generally, subject to the individual’s execution of a waiver and release of claims for the benefit of the Company.
(c)	Total amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

(2)	Reflects equity-based awards, with respect to the Company’s common stock, outstanding as of December 31, 2014. The value of 2012, 2013 and 2014 performance stock unit awards is shown at 200%, 200% and 100% of the units granted, respectively. For Mr. Bischoff, retirement treatment of performance stock unit awards assumes 2012, 2013 and 2014 results as determined by the Compensation Committee and target performance for the remaining years of the award period for each award. The vesting of equity-based awards will accelerate in the event of death or permanent disability (as defined in the applicable equity-based award document).
(3)	Upon a change in control of the Company and a subsequent specified termination of employment, if any outstanding equity-based award granted under our previous equity-based compensation plans that vested as a result of the change in control were to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company would make a lump-sum payment to the extent necessary to restore the named executive officer to the same after-tax position had such excise tax not been imposed. The amount reported in this column is calculated based on an excise tax rate of 20%, applicable federal, state and local taxes, and the effect on federal taxes of the state tax deduction and phase-out of itemized deductions. Because this table assumes that the change in control event occurred on December 31, 2014, the calculation assumes a “base amount” covering years 2009 through 2013 inclusive, as applicable. The amount reported in this column is calculated with respect to equity-based awards granted to Mr. Bischoff under our previous equity-based compensation plans. All equity-based awards subject to this reimbursement provision for excise tax fully vested as of February 21, 2015, so the reimbursement provision no longer applies.
(4)	Each of the named executive officers is eligible to continue receiving Company-sponsored health insurance for 12 months following certain terminations of employment. To receive such benefits, a named executive officer is required to contribute at the same level as similarly situated active employees. Each of the named executive officers is eligible to receive outplacement services for a period of 12 months.

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Executive Compensation (Continued)
(5)	The amounts reported in this column, where applicable, include the Company’s 401(k) Savings & Investment Plan matching contributions made by the Company that would vest in the event of death or permanent disability (as defined the Company’s Long-Term Disability Plan).
(6)	Mr. Bischoff is eligible for normal retirement, as indicated in the “Defined Benefit Retirement Program” section (page 49). If Mr. Bischoff had retired from the Company effective December 31, 2014, the present value of his accumulated pension benefit would have been $3,667,595. In addition, Mr. Bischoff would have been entitled to payment of his account balance under the Company’s 401(k) Savings & Investment Plan and the SSIP. These amounts are not reflected in the total set forth in this column.
(7)	Total amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

TERMINATION OF EMPLOYMENT

Upon any termination of employment, including a termination for “cause” or without “good reason,” a named executive officer will receive any accrued pay and regular post-employment payments and benefits under the terms of the Company’s applicable plans. The amounts reported in the table above do not include payments and benefits that are provided on a nondiscriminatory basis to eligible employees upon termination of employment, including:

•	base salary through the date of termination and accrued but unused vacation time;

•	post-employment group medical benefit continuation at the employee’s cost;

•	welfare benefits provided to eligible U.S. retirees;

•	distributions of defined benefit plan benefits, whether or not tax-qualified (our U.S. defined benefit retirement program is described in the “Defined Benefit Retirement Program” section (page 49));

•	distributions of tax-qualified defined contribution plans and nonqualified deferred compensation plans (the nonqualified deferred compensation plans are described in the “Nonqualified Deferred Compensation” section (page 51)); and

•	vested benefits.

The Senior Executive Severance Pay Plan defines “cause” as a participant’s: (i) willful failure to substantially perform the duties consistent with his or her position which is not remedied within 10 days after receipt of written notice from the Company specifying such failure; (ii) willful violation of any written Company policy, including but not limited to, the Company’s Code of Business Conduct & Ethics; (iii) commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs; (v) gross negligence or willful misconduct which results in, or could reasonably be expected to result in, a material loss to the Company or material damage to the reputation of the Company; or (vi) violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement or material breach of fiduciary duty against the Company.

The Senior Executive Severance Pay Plan defines “good reason” as: (i) a material reduction in the participant’s base salary; (ii) a material reduction in the participant’s annual incentive opportunity (including a material adverse change in the method of calculating the participant’s annual incentive); (iii) a material diminution of the participant’s duties, responsibilities or authority; or (iv) a relocation of more than 50 miles from the participant’s office location in effect immediately prior to the change in control of the Company. This definition of “good reason” only applies during the 24-month period following a change in control of the Company.

The employment letter for each named executive officer defines “permanent disability” as occurring when it is determined (by the Company’s disability carrier for the primary long-term disability plan or program applicable to the named executive officer because of his or her employment with the Company) that the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

CHANGE IN CONTROL

As described in the “Change-in-Control Arrangements” section (page 36), the terms of our outstanding and unvested equity-based awards contain a “double-trigger” change-in-control vesting provision, which requires a change in control of the Company followed by a specified termination of employment for accelerated vesting to occur. Under the double-trigger provision, a change in control of the Company by itself would not cause an employee’s equity-based award to vest, so long as the award is assumed or replaced on equivalent terms. In that case, vesting would continue pursuant to the award’s original vesting schedule unless, in addition to the change in control, the employee’s employment terminates without “cause” or for “good reason” during the 24 months following the change in control.

The change-in-control provisions included in our Senior Executive Severance Pay Plan also require both “double-trigger” events to occur for vesting to accelerate.

54          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Executive Compensation (Continued)

We do not provide change-in-control excise tax reimbursements to any of our senior executives under any plan or arrangement. Previous equity-based compensation plans contained such a reimbursement provision; however, all of the equity-based awards that had been granted under such plans had fully vested as of February 21, 2015, so the provision no longer applies.

Cash severance payments are not eligible for any tax reimbursement benefit.

We use the same definition of “change in control” in the equity incentive plans and the Senior Executive Severance Pay Plan.

The applicable definitions of “cause” and “good reason” in connection with equity-based awards for the named executive officers are similar to those described above in “Termination of Employment.”

RESTRICTIVE COVENANTS

Each of the named executive officers is subject to nonsolicitation covenants that prohibit the executive from:

•	soliciting any customer or client with respect to a competitive activity; and

•	soliciting or employing any employee for the purpose of causing the employee to terminate employment.

Each of the named executive officers is also subject to noncompetition covenants that prohibit the executive from engaging in a competitive activity.

For Mr. Glaser, the noncompetition and nonsolicitation period ends 24 months after the date of termination of employment. For the other named executive officers, this period ends 12 months after the date of termination of employment.

In addition, at all times prior to and following termination of employment, the named executive officers are subject to a perpetual confidentiality covenant.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          55

Audit

Item 3 — Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year, subject to stockholder ratification. Deloitte & Touche was first retained as the independent registered accounting firm of the Company in 1989. The Audit Committee is responsible for reviewing and approving the compensation of Deloitte & Touche in connection with the annual appointment process. As part of its regular process, the Audit Committee annually reviews and approves the leadership, composition and organization of the external audit team. The Audit Committee also periodically considers the rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead audit partner, the Audit Committee and its chairman are directly involved in the review and approval of Deloitte & Touche’s lead audit partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

Deloitte & Touche will audit our consolidated financial statements for fiscal year 2015 and perform other services. Deloitte & Touche acted as the Company’s independent registered public accounting firm for the year ended December 31, 2014. A Deloitte & Touche representative will be present at the 2015 annual meeting of stockholders and will have an opportunity to make a statement and to answer your questions.

The Board of Directors recommends that you vote FOR this proposal.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2014 and 2013, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	($ in ‘000s)
	2014	2013
Audit Fees	$22,746	$23,385
Includes audits of the effectiveness of the Company’s internal control over financial reporting at December 31, 2014 and 2013, audits of consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, statutory reports and regulatory audits.
Audit-Related Fees	3,564	1,745
Includes audits of employee benefit plans, computer- and control-related audit services, agreed-upon procedures, merger and acquisition assistance and accounting research services.
Tax Fees	3,434	4,696
Includes tax compliance and other services not related to the audit.
All Other Fees	84	47
Includes consulting fees related to outsourcing projects.
Total	$29,828	$29,873

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to the Company’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual Audit Committee budget approved by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior

56          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Audit (Continued)

to the next scheduled meeting of the Committee. Any such approvals are reported to the Audit Committee at its next meeting. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent registered public accounting firm compared to the budget approvals for each of the categories of permitted services. The Committee reviews the suitability of the pre-approval policy at least annually.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of the four directors named below. Each member of the Committee is independent as required by the Company, the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and compliance by the Company with legal and regulatory requirements. The Committee operates pursuant to a charter approved by the Board of Directors.

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control, including internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on our internal control over financial reporting as of the end of our fiscal year.

In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte & Touche. The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.

During 2014, the Audit Committee executed its oversight function through a series of meetings and teleconferences with management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the year ended December 31, 2014, as well as matters related to internal control over financial reporting and the processes that support the Company’s reporting of financial results. The Committee also discussed with Deloitte & Touche the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of other non-audit services by Deloitte & Touche to the Company is compatible with maintaining Deloitte & Touche’s independence and has discussed with Deloitte & Touche that firm’s independence.

Based upon the review and discussions described in this report, the Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s annual report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015. The Board of Directors concurred with that selection and has recommended this selection to the Company’s stockholders for ratification.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Elaine La Roche	Marc D. Oken (Chair)
Bruce P. Nolop	Lloyd M. Yates

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          57

Additional Information

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014, with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (2)		(b) Weighted- average exercise price of outstanding options, warrants and rights (2) (3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by stockholders	16,734,225	(4)	$31.83	30,600,778	(5)
Equity compensation plans not approved by stockholders	5,685,799	(6)	$28.85	11,876,929	(7)
Total	22,420,024		$30.97	42,477,707

(1)	This column reflects shares subject to outstanding and unexercised options granted during the last ten years under the 2000 Senior Executive Incentive and Stock Award Plan, 2000 Employee Incentive and Stock Award Plan and 2011 Incentive and Stock Award Plan. This column also contains information regarding the equity awards specified in notes (4) and (6) below. There are no warrants or stock appreciation rights outstanding.
(2)	The number of shares that may be issued during the current offering periods under stock purchase plans, and the weighted-average exercise price of such shares, are uncertain and consequently not reflected in columns (a) and (b). The number of shares to be purchased will depend on the amount of contributions with interest accumulated under these plans as of the close of each purchase period during the current offering periods and the value of a share of Company common stock on each purchase date. An estimate of the number of shares subject to purchase during the current offering period for the 1999 Employee Stock Purchase Plan is 546,152 shares. An estimate of the number of shares subject to purchase during the current offering periods which mature in 2015 for the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), Irish Savings Related Share Option Scheme (2001) and Share Participation Schemes for employees in Ireland is 309,214 shares. The shares remaining available for future issuance shown in column (c) include any shares that may be acquired under all current offering periods for these stock purchase plans. Further information regarding shares available for issuance under these plans is set forth in the first bullet in each of notes (5) and (7) below.
(3)	The weighted-average exercise price in column (b) does not take into account the awards referenced in notes (4) and (6) below.
(4)	Includes 3,912,773 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2011 Incentive and Stock Award Plan and the 2000 Senior Executive Incentive and Stock Award Plan and predecessor plans and programs as well as other deferred compensation obligations under the Directors’ Stock Compensation Plan and the Supplemental Savings & Investment Plan, a nonqualified deferred compensation plan providing benefits to employees whose benefits are limited under the Company’s 401(k) Savings & Investment Plan.
(5)	Includes the following:

•	2,779,195 shares available for future awards under the 1999 Employee Stock Purchase Plan, a stock purchase plan qualified under Section 423 of the Internal Revenue Code. Employees may acquire shares at a discounted purchase price (which may be no less than 95% of the market price of the stock on the relevant purchase date) on four quarterly purchase dates within each one-year offering period with the proceeds of their contributions plus interest accumulated during the respective quarter.

•	24,636,803 shares available for future awards under the 2011 Incentive and Stock Award Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and stock awards in lieu of cash awards, dividend equivalents and other stock-based or unit-based awards. The grant, exercise or settlement of any award may be subject to the achievement of performance goals or other performance-based terms. Consistent with plan terms, the shares available for future awards include shares previously forfeited, canceled, exchanged or surrendered, including shares surrendered to satisfy withholding tax on restricted stock unit distributions.

•	2,724,384 shares available for future deferrals directed into share units under the Supplemental Savings & Investment Plan described in note (4) above.

•	460,396 shares available for future awards under the Directors’ Stock Compensation Plan. Awards may consist of shares, deferred stock units and dividend equivalents.

(6)	Includes 510,609 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2000 Employee Incentive and Stock Award Plan and predecessor plans and programs and 1,560 shares that may be issued to settle outstanding stock unit awards and corresponding dividend equivalents under the Special Severance Pay Plan.
(7)	Includes the following:

•	11,703,161 shares available for future awards under the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.) and Irish Savings Related Share Option Scheme (2001).

•	173,768 shares available for future awards under the Share Participation Schemes for employees in Ireland. Awards are made in shares of stock.

•	Does not include 911,987 shares that had been available for future awards under the Special Severance Pay Plan. As per the plan rules, grants made on or after January 1, 2007 are not eligible for treatment under this plan. As of December 31, 2014, there were no outstanding awards eligible for treatment under this plan. Therefore, the Company has retired this plan effective December 31, 2014.

58          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Additional Information (Continued)

The material features of the Company’s compensation plans that have not been approved by stockholders and under which Company shares are authorized for issuance are described below. Any such material plans under which awards in Company shares may currently be granted are included as exhibits to, or incorporated by reference in, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save As You Earn Plan (U.K.) and Irish Savings Related Share Option Scheme (2001). Eligible employees may elect to contribute to these plans through regular payroll deductions over an offering period that varies by plan from one to five years. On each purchase date, generally the end of the offering period, participants may receive their contributions plus interest in cash or use that amount to acquire shares of stock at a discounted purchase price. Under the Stock Purchase Plan for International Employees, the purchase price may be no less than 95% of the market price of the stock on each of four quarterly purchase dates within each one-year offering period. Under the U.K. and Irish Plans, the purchase price may be no less than 95% of the market price of the stock at the beginning of the offering period. Under the French Plan, the purchase price may be no less than 95% of the market price of the stock at the end of the offering period.

2000 Employee Incentive and Stock Award Plan and predecessor plans and programs. The terms of the 2000 Employee Incentive and Stock Award Plan are described in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011. The 2000 Employee Incentive and Stock Award Plan replaced the 1997 Employee Incentive and Stock Award Plan, the terms of which are described in Note 7 to the Company’s consolidated financial statements for the fiscal year ended December 31, 1999, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2000. No future awards may be granted under these or any other predecessor plan or program.

Share Participation Schemes for employees in Ireland. Eligible participants may elect to acquire shares of stock at market price by allocating their bonus and up to an equivalent amount of their basic salary. The acquired shares are held in trust and generally may not be transferred for two years following their acquisition. The initial value of any shares held in trust for more than three years is not subject to income tax.

Special Severance Pay Plan. Under this plan, certain holders of restricted stock or awards in lieu of restricted stock who have at least ten years of service with the Company or one of its subsidiaries will receive payment in shares upon forfeiture of their award if their employment terminates. The amount of the payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a nonsolicitation agreement. Grants made on or after January 1, 2007 are not eligible for treatment under this plan. As of December 31, 2014, there were no outstanding awards eligible for treatment under this plan. Therefore, the Company has retired this plan effective December 31, 2014.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          59

Additional Information (Continued)

Transactions With Management and Others

The Company maintains a written Policy Regarding Related-Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between the Company and related persons. The policy is administered by the Directors and Governance Committee with assistance from the Company’s Corporate Secretary. See the discussion under the caption “Review of Related-Person Transactions” appearing on page 3 of this proxy statement for more information.

Daniel S. Glaser is President and Chief Executive Officer of the Company. Gary Glaser, Daniel Glaser’s brother, is a senior manager in Mercer’s investments business. In that capacity, Mr. Glaser conducts research on external investment management products, which is used in connection with the provision of investment services to Mercer’s clients. Mr. Glaser received compensation totaling approximately $218,500 in 2014.

Peter Zaffino is President and Chief Executive Officer of Marsh, a subsidiary of the Company. Garrett Benton is Mr. Zaffino’s brother-in-law and a senior vice president of Guy Carpenter. Mr. Benton received compensation totaling approximately $223,297 in 2014. Jonathan Zaffino, Peter Zaffino’s brother, received compensation totaling approximately $1,072,000 in 2014, as the President of Victor O. Schinnerer & Company, a subsidiary of the Company. Jonathan Zaffino’s employment with the Company ended on February 16, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s common stock. The Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. All Section 16(a) filing requirements applicable to such individuals were complied with in 2014.

60          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Additional Information (Continued)

Information about Our Annual Meeting and Solicitation of Proxies

WHY HAVE I RECEIVED A NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED COPIES OF THESE MATERIALS IN THE MAIL?

In accordance with rules promulgated by the SEC, we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail or electronic copy by e-mail), the Notice contains instructions on how to do so. Stockholders who are current employees of the Company or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.

WHO CAN VOTE ON THE MATTERS BEING DECIDED AT THE ANNUAL MEETING?

With respect to each matter properly brought before the meeting, each stockholder who held shares as of the close of business on March 23, 2015, which we refer to as the record date, is entitled to one vote, in person or by proxy, for each share of common stock held as of that date. As of the record date, there were outstanding 538,408,012 shares of Marsh & McLennan Companies common stock entitled to vote.

Stockholders of Record

If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy. The Company is incorporated in Delaware, and in accordance with Delaware law, a list of the Company’s common stockholders of record as of the record date will be available for inspection at our principal executive offices at 1166 Avenue of the Americas, New York, New York for at least ten days prior to the annual meeting.

Beneficial (“Street Name”) Stockholders

If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account at a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name.” The intermediary is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account.

HOW DO I VOTE?

Whether you hold shares as a stockholder of record or beneficial owner, you may direct how your shares are voted without attending the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance of the meeting. If you are a stockholder of record, you may vote by submitting a proxy in accordance with the instructions included in your Notice or on your proxy card. If you are a beneficial owner holding shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the voting instruction form provided to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are voting and corporations should vote by an authorized officer whose title should be indicated.

YOU MAY VOTE IN THE FOLLOWING MANNER:

By Telephone or the Internet

You may vote your shares via telephone or the Internet as instructed in the Notice or the proxy card, depending on how you received the proxy materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

By Mail

Stockholders who receive hard copies of the proxy materials may choose to vote by mail and, if you so choose, should complete, sign and date your proxy card or voting instruction card and mail it in the pre-addressed envelope included with the proxy materials. Note that, if you are a stockholder of record and you sign and return a proxy or voting instruction card, but do not specify how to vote, your shares will be voted by the proxies in accordance with the Board’s recommendations, which will be in favor of our director nominees (Item 1); to approve, by nonbinding vote, the compensation of our named executive officers (Item 2); and in favor of the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Item 3).

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          61

Additional Information (Continued)

CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

Yes. However, even if you plan to attend the meeting, we recommend that you vote in advance of the meeting. If you vote in advance and then attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the annual meeting, you must obtain from your broker, bank or other intermediary record holder a valid proxy giving you the right to vote the shares, and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by (i) submitting a new proxy with a later date, (ii) voting in person at the annual meeting or (iii) sending written notification of revocation addressed to:

Marsh & McLennan Companies, Inc.

Attn: Carey Roberts—Corporate Secretary

1166 Avenue of the Americas

New York, New York 10036-2774

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or other intermediary, following the instructions they provided; or, if you have obtained a legal proxy from your broker or other intermediary giving you the right to vote your shares, by attending the meeting and voting in person.

WHO CAN ATTEND THE ANNUAL MEETING?

Stockholders (of record or beneficial) and their proxy holders may attend the meeting. Verification of share ownership will be requested at the admissions desk. If your shares are held in street name, you must bring to the meeting an account statement or letter from the record holder (i.e., the broker, bank, trustee or other intermediary organization that holds your shares) indicating that you were the beneficial owner of the shares on March 23, 2015.

WHAT ARE THE REQUIREMENTS TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT DIRECTORS AND TO APPROVE THE OTHER PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

The voting standards applicable to the annual meeting are as follows:

Election of Directors

The Company’s by-laws provide that in an uncontested election, a nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” the nominee’s election. Abstentions will not be included in the total number of votes cast and therefore will have no effect on the election’s outcome. The election of directors is not considered a “routine” matter and thus brokers do not have discretionary authority to vote in the election of directors if they did not receive instructions from a beneficial owner. (See “Significance of Broker Nonvotes” below.)

Our Governance Guidelines address the procedures to be followed if an incumbent director standing for reelection in an uncontested election fails to receive a majority of the votes cast. See “Director Election Voting Standard” on page 6.

Vote Required for Other Proposals

Proposal	Vote Required
Item 2—Advisory (nonbinding) vote to approve named executive officer compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy
Item 3—Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy

In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of voting on these items, while broker nonvotes (described below) will not. Abstentions have the effect of a vote “against” the proposals.

62          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Additional Information (Continued)

Significance of “Broker Nonvotes”

The rules of the NYSE provide that, when a matter to be voted on at an annual meeting is “non-routine,” a broker holding shares of record on behalf of a client may vote those shares only if the broker has received voting instructions from the client. The broker may submit a proxy on any routine matter, for which instructions were required, but when the broker refrains from voting on non-routine matters, a “broker nonvote” occurs. Shares subject to a broker nonvote are not counted as present or represented with respect to those matters, but are counted as present and represented for purposes of determining the presence of a quorum at the annual meeting. Under the rules of the NYSE, the election of directors (Item 1) and the nonbinding vote to approve the compensation of our named executive officers (Item 2) are considered non-routine.

COULD ADDITIONAL MATTERS BE DECIDED AT THE ANNUAL MEETING?

As of the date of this proxy statement, we do not know of any matters not described in this proxy statement that will be presented at the meeting. However, if any other matter shall properly come before the meeting, the persons named in the proxy will use their discretion to vote on such matter on behalf of shares for which proxies were submitted.

WHO CONDUCTS THE ANNUAL MEETING?

The independent chairman of the Board of Directors acts as chairman of the annual meeting and has the authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting.

WHO WILL COUNT THE VOTES AT THE ANNUAL MEETING?

One or more representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.

HOW MAY I OBTAIN ELECTRONIC DELIVERY OF PROXY MATERIALS IN THE FUTURE?

Most stockholders may elect to receive future proxy statements and annual reports electronically via e-mail or the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you may choose this electronic delivery option by following the instructions provided when you vote over the Internet. Active employees of the Company who hold Marsh & McLennan Companies common stock in certain employee benefit plan accounts or are stockholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts.

If you are a beneficial owner who holds shares in street name, it is likely that you will have the option to choose future electronic delivery of proxy materials when you vote over the Internet. Otherwise, please contact your broker or other intermediary holder of record for information regarding electronic delivery of proxy materials.

Stockholders who receive their proxy materials electronically receive an e-mail message with instructions on how to access the proxy statement and annual report and vote. If you have chosen to receive proxy materials electronically, your choice will remain in effect until you revoke it.

WHAT IS “HOUSEHOLDING”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record or who hold shares in certain employee benefit plan accounts and who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies.

Stockholders who participate in householding continue to receive separate control numbers for voting and, in the case of those who receive hard copies of the proxy materials, separate proxy cards. Householding does not in any way affect dividend check mailings.

If you are a stockholder of record or hold our common stock in an employee benefit plan account and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, you may revoke your consent to householding at any time by calling Broadridge Financial Solutions, Inc. toll-free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

BENEFICIAL STOCKHOLDERS

A number of brokerages and other institutional holders of record have implemented householding. If you are a beneficial owner who holds shares in street name, please contact your broker or other intermediary holder of record to request information about householding.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          63

Additional Information (Continued)

HOW MAY I OBTAIN ANOTHER SET OF PROXY MATERIALS?

This proxy statement and our 2014 Annual Report can be viewed on (and printed from) our website at http://proxy.mmc.com. If you wish to receive a separate paper copy of our annual report or proxy statement, you may telephone our office of Investor Relations at (212) 345-5462 or write to:

Marsh & McLennan Companies, Inc.

Attn: Investor Relations

1166 Avenue of the Americas

New York, New York 10036-2774

WHO WILL BEAR THE COST OF THIS PROXY SOLICITATION?

We are providing these proxy materials in connection with the solicitation made by the Company’s Board of Directors of proxies to be voted at our annual meeting. We pay the expenses of preparing and distributing the proxy materials and soliciting proxies. We also reimburse brokers and other institutional record holders for their expenses in forwarding these materials to, and obtaining voting instructions from, beneficial owners of the Company’s common stock.

In addition to the distribution of this proxy statement and instructions for voting at the annual meeting, proxies may be solicited personally, electronically or by telephone by our directors, officers and other employees at no additional compensation. We have retained Georgeson Inc. as our agent to assist in the proxy solicitation at a fee of approximately $11,000, plus expenses.

64          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Additional Information (Continued)

Submission of Stockholder Proposals and Other Items of Business for 2016 Annual Meeting

STOCKHOLDER PROPOSALS UNDER RULE 14a-8

Pursuant to Rule 14a-8, if a stockholder wants the Company to consider a proposal for inclusion in our proxy statement and form of proxy for presentation at our 2016 annual meeting of stockholders, the proposal must be received by us at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, not later than November 28, 2015. The proposal must be sent to the attention of Carey Roberts—Corporate Secretary, and must comply with all relevant SEC requirements.

OTHER STOCKHOLDER PROPOSALS

Article II, Section 2.10, of our by-laws sets forth certain requirements that a stockholder must follow if the stockholder wants to nominate a person for election as director or propose an item of business (“other stockholder business”) under the by-laws at an annual meeting of stockholders that is not included in our proxy statement. To properly bring the nomination or other stockholder business before an annual meeting, the proponent must be a stockholder of record both at the time the relevant notice of proposal is submitted and at the time of the annual meeting and be entitled to vote at the annual meeting, and comply with certain notice procedures. In the case of other stockholder business, the business must otherwise be a proper matter for stockholder action in accordance with law, the Company’s Certificate of Incorporation and the Company’s by-laws. The notice of proposal (nominating a person for election as director or proposing other stockholder business) also must comply with certain procedures regarding timeliness and form. The notice must be delivered not earlier than 5:00 p.m. Eastern Time on January 22, 2016, and not later than 5:00 p.m. Eastern Time on February 21, 2016. The notice must be delivered to Carey Roberts—Corporate Secretary at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          65

Additional Information (Continued)

Exhibit A

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Twelve Months Ended December 31

(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss) and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

ADJUSTED OPERATING INCOME (LOSS)

Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the twelve months ended December 31, 2014.

(Millions) (Unaudited)	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2014
Operating income (loss)	$1,509	$996	$(204)	$2,301

Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	1	6	12
Adjustments to acquisition related accounts (b)	37	—	—	37
Other	—	—	(1)	(1)

Operating income adjustments	42	1	5	48

Adjusted operating income (loss)	$1,551	$997	$(199)	$2,349

(a)	Primarily severance, future rent under non-cancellable leases and integration costs related to recent acquisitions.
(b)	Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

ADJUSTED INCOME, NET OF TAX

Adjusted income, net of tax is calculated as: the Company’s GAAP income from continuing operations, adjusted to reflect (i) the after-tax impact of the operating income adjustments set forth in the preceding table and (ii) for 2014, due to its significance, the cost of extinguishment of debt of $137 million. The cost of extinguishment of debt of $24 million that was incurred in 2013 was included in the calculation for that period because it was not considered to be significant. Adjusted Diluted EPS is calculated as adjusted income, net of tax, divided by the Company’s average number of shares outstanding-diluted for the relevant period.

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
(Millions) (Unaudited)	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,471			$1,379
Less: Non-controlling interest, net of tax		32			28

Subtotal		$1,439	$2.61		$1,351	$2.42
Operating income adjustments	$48			$51
Adjustment for cost of early extinguishment of debt	137			—
Impact of income taxes	(66)			(18)

Subtotal		119	0.21		33	0.06

Adjusted income, net of tax		$1,558	$2.82		$1,384	$2.48

66          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement

Additional Information (Continued)

Exhibit B

As discussed more fully in “Financial Services and General Industry Surveys” on page 26, the Compensation Committee reviewed executive compensation data, effective March 1, 2014, compiled from two subsets of companies (as listed below) that participated in an executive compensation survey conducted by an independent compensation consulting firm.

FINANCIAL SERVICES SUBSET OF SURVEY PARTICIPANTS	GENERAL INDUSTRY SUBSET OF SURVEY PARTICIPANTS
ACE Limited	3M	Dominion Resources	Mylan
AFLAC	Abbott Laboratories	Dow Chemical	Newell Rubbermaid
AIG	AbbVie	DTE Energy	NextEra Energy Inc.
Allstate	Accenture	Duke Energy	Norfolk Southern
American Express	ACE Limited	DuPont	Northeast Utilities
Ameriprise Financial	Actavis	Eastman Chemical	Northrop Grumman
BB&T	AES Corporation	Eaton	NRG Energy
Capital One Financial	AFLAC	eBay	Occidental Petroleum
Chubb	Agilent Technologies	Ecolab	Pacific Gas & Electric
Cigna	AIG	Edison International	Parker Hannifin
Fifth Third Bancorp	Air Products and Chemicals	Eli Lilly	PetSmart
Franklin Resources	Alcoa	EMC	Praxair
Genworth Financial	Allergan	Emerson Electric	Principal Financial Group
Hartford Financial Services	Allstate	Entergy	Progressive
Humana	Ameren	Estée Lauder	Prudential Financial
Lincoln Financial	American Electric Power	Exelon	Public Service Enterprise Group
Loews	American Express	Family Dollar Stores	Quest Diagnostics
McGraw-Hill Financial	Ameriprise Financial	Fifth Third Bancorp	Ralph Lauren
M&T Bank	Anadarko Petroleum	FirstEnergy	Regions Financial
Principal Financial Group	Apache	Fluor	Rockwell Automation
Progressive	Automatic Data Processing	Franklin Resources	Ross Stores
Prudential Financial	Avon Products	Gap	Safeway
Regions Financial	Ball	General Dynamics	Seagate Technology
State Street	Baxter	General Mills	Sealed Air
Travelers	BB&T	Genworth Financial	Sempra Energy
Unum	BD (Becton Dickinson)	Hartford Financial Services	Sherwin-Williams
U.S. Bancorp	Best Buy	Hershey	Southern Company Services
Wellpoint	Biogen Idec	Hess	Southwest Airlines
Western Union	BorgWarner	Honeywell	St. Jude Medical
	Boston Scientific	Hormel Foods	Stanley Black & Decker
	Bristol-Myers Squibb	Humana	Staples
	Capital One Financial	Ingersoll Rand	Starbucks Coffee
	CarMax	International Paper	State Street
	Carnival	J.M. Smucker	Stryker
	CBRE Group	Jacobs Engineering	TE Connectivity Ltd.
	Celgene	Johnson Controls	Tesoro
	CenterPoint Energy	Kellogg	Textron
	CF Industries	Kimberly-Clark	Thermo Fisher Scientific
	Chesapeake Energy	Kinder Morgan	Time Warner
	Chubb	Kohl’s	Transocean
	Cigna	Kraft Foods	Travelers
	CMS Energy	L-3 Communications	Tyson Foods
	Coca-Cola Enterprises	LBrands	U.S. Bancorp
	ConAgra Foods	Lincoln Financial	Unum
	Consolidated Edison	Loews	Viacom
	Corning	LyondellBasell	Waste Management
	Covidien	Marathon Oil	Wellpoint
	CSX	Masco	Western Union
	Danaher	MasterCard	Weyerhaeuser
	Darden Restaurants	Mattel	Whirlpool
	Deere & Company	Medtronic	Whole Foods Market
	Delta Air Lines	Micron Technology	Williams Companies
	Devon Energy	Mondelez	Xcel Energy
	DIRECTV Group	Monsanto	Xerox
Mosaic

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2015 Proxy Statement          67

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www.fsc.org
MIX
Paper from
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FSC® C101537

MARSH GUY CARPENTER MERCER OLIVER WYMAN
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
www.mmc.com

MARSH & McLENNAN COMPANIES, INC.

1166 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, which is May 18, 2015 for shares held in a Plan (as defined on the reverse of this proxy card), and May 20, 2015 for all other registered shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by MMC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on the cut-off date, which is May 18, 2015 for shares held in a Plan (as defined on the reverse of this proxy card), and May 20, 2015 for all other registered shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For shares held in a Plan (as defined on the reverse of this proxy card), your proxy card must be received by May 18, 2015. For all other registered shares, your proxy card must be received by May 20, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M85719-P61515	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARSH & McLENNAN COMPANIES, INC.

The Board of Directors recommends you vote FOR the following directors:
Item 1.		Election of Directors	For	Against	Abstain

	1a.	Oscar Fanjul	☐	☐	☐

	1b.	Daniel S. Glaser	☐	☐	☐				For	Against	Abstain

	1c.	H. Edward Hanway	☐	☐	☐		1j.	Morton O. Schapiro	☐	☐	☐

	1d.	Lord Lang of Monkton	☐	☐	☐		1k.	Lloyd M. Yates	☐	☐	☐

	1e.	Elaine La Roche	☐	☐	☐		1l.	R. David Yost	☐	☐	☐

	1f.	Maria Silvia Bastos Marques	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:

	1g.	Steven A. Mills	☐	☐	☐	Item 2.		Advisory (nonbinding) vote to approve named executive officer compensation	☐	☐	☐

	1h.	Bruce P. Nolop	☐	☐	☐	Item 3.		Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐
	1i.	Marc D. Oken	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M85720-P61515

MARSH & McLENNAN COMPANIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2015 ANNUAL MEETING

FOR ALL STOCKHOLDERS:

The undersigned hereby appoints Carey S. Roberts and Tiffany D. Wooley proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 21, 2015 at 10:00 a.m. (New York City time) at the Directors Guild of America, 110 West 57th Street, New York, NY 10019 and at any adjournment or postponement thereof.

FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN THE MARSH & McLENNAN COMPANIES 401(k) SAVINGS & INVESTMENT PLAN, MARSH & McLENNAN AGENCY 401(k) SAVINGS & INVESTMENT PLAN AND/OR THE MERCER HR SERVICES RETIREMENT PLAN:

This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies 401(k) Savings & Investment Plan, the Marsh & McLennan Agency 401(k) Savings & Investment Plan and the Mercer HR Services Retirement Plan (each a “Plan”, and collectively, the “Plans”), who have the right to instruct the trustees under each Plan to vote the shares of stock of Marsh & McLennan Companies, Inc. (the “Company”) held under the Plans on their behalf, subject to Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By signing and returning this card, the undersigned directs the trustees under each Plan to vote in person or by proxy all shares of the Company’s stock held under the Plans on behalf of the undersigned upon all matters at the Annual Meeting of Stockholders of the Company on May 21, 2015 and at any adjournment or postponement thereof. Provided this card is received by May 18, 2015, voting rights will be exercised by the trustees as directed or, if the card is signed but does not provide voting instructions, it will be deemed a direction to vote FOR items 1, 2 and 3. Under each Plan, the trustees of the Plan shall vote all undirected and all unallocated shares in the same proportion as those shares held in the Plan for which they have received a signed instruction card, except as otherwise provided in accordance with ERISA. Under the Plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of the shares of the Company’s stock held under the Plans on their behalf and their proportionate shares of undirected or unallocated shares. Participants in the Plans cannot vote at the meeting and may only vote these shares as provided in this paragraph.

PROVIDED THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS PROPERLY EXECUTED, BUT NO DIRECTIONS ARE MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)